Exhibit 2.1

DATED September 7, 2004

THE SELLERS NAMED IN SCHEDULE 1

and

MAPINFO UK LIMITED

SHARE PURCHASE AGREEMENT

for the sale and purchase of

all the issued share capital

of Southbank Systems Limited

Alder Castle

10 Noble Street

LONDON

EC2V 7QJ

Tel: +44(0)20 7645 2400

Fax: +44(0)20 7645 2424

THIS AGREEMENT is made on  7 September 2004

BETWEEN:

(1) THE PERSONS whose names and addresses are set out in column (A) of Part A of Schedule 1 (each a "Seller" and together the "Sellers"); and

(2) MAPINFO UK LIMITED (registered number 3443127) whose registered office is at Minton Place, Victoria Street, Windsor, Berkshire, SL4 1EG (the "Purchaser").

WHEREAS:

(A) Southbank Systems Limited (the "Company") is a private company limited by shares short particulars of which are set out in Schedule 2 having an authorised capital of ₤300,000 divided into 28,650,000 'A' shares of ₤0.01 each, 7,673,550 of which have been issued fully paid or credited as fully paid ("'A' Shares") and 135,000 deferred shares of ₤0.10 each, all of which have been issued fully paid or credited as fully paid ("Deferred Shares").

(B) The Sellers are beneficially entitled to the share capital of the Company in the proportions set out opposite their respective names in columns (B) and (C) of Part A of Schedule 1.

(C) The Optionholders are beneficially entitled to the share capital of the Company set out opposite their respective names in column (B) of Part B of Schedule 1.

(D) The Company will, at Completion, be the beneficial owner of the entire issued share capital of Moleseye Limited, short details of which are set out in Schedule 3 (the "Subsidiary").

(E) The Sellers wish to sell and, on the terms set out in this agreement, the Purchaser wishes to purchase all the issued share capital of the Company on the terms and subject to the conditions set out in this agreement and the Optionholders' Letters.

IT IS AGREED as follows:

  Interpretation

  1.1 In this agreement:

  "Accounts" means the audited balance sheets as at the Accounts Date and audited profit and loss accounts for the two years ended on that date of the Company (including in the case of the Company the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for those periods) including the notes and directors' and auditor's reports relating to them, a copy of each of which has been initialled for the purpose of identification by the Sellers' Solicitors and the Purchaser's Solicitors;

  "Accounts Date" means 31 December 2003;

  "Agreed Form" means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers' Solicitors and the Purchaser's Solicitors;

  "Business" means the business carried on by the Companies or either of them from time to time;

  "Business Day" means 9.00 am to 5.30 pm (UK time) on a day, not being a Saturday, Sunday or statutory holiday, on which clearing banks are open for business in the City of London;

  "Business IP" means all Intellectual Property Rights which are owned or which are being used or exploited in the Business by the Company and the Subsidiary including all Intellectual Property Rights in the products and services developed and/or supplied by it or by them;

  "Companies" means the Company and the Subsidiary;

  "Completion" means completion of the sale and purchase of the Shares in accordance with clause 8;

  "Completion Balance Sheet" has the meaning given in clause 4.2;

  "Consideration" means the consideration payable in respect of the Shares at Completion under clause 3 as adjusted pursuant to clause 4;

  "Disclosure Letter" means the letter of the same date as this agreement from the Sellers to the Purchaser;

  "Escrow Account" means the bank account in the joint names of the Escrow Agents and operated by them in accordance with the Escrow Agreement;

  "Escrow Agents" means the Sellers' Solicitors and the Purchaser's Solicitors;

  "Escrow Agreement" means the escrow agreement to be entered into between the Sellers, the Purchaser, the Sellers' Solicitors and the Purchaser's Solicitors on even date with this agreement;

  "Escrow Amount" means the NAV Escrow Amount and the Warranty Escrow Amount as such terms are defined in clauses 3.3 and 3.4 respectively;

  "Key Employees" means Lucien d'Sa, Antony McNeillis, James Buckley, John Gomersall and Mark Davis;

  "Intellectual Property Rights" means trade marks, service marks, trade and business names, domain names, rights in designs, patents, copyright, database rights, rights in know-how and inventions and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world now or at any future time and including all such rights under licenses, consents, statutes, orders or otherwise, and including all renewals, reversions, extensions and applications of any such rights and the right to sue for damages for past infringement of any such rights;

  "IT System" means all computer hardware (including network and telecommunications equipment), firmware, and Software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Company or either of the Companies;

  "IT Contracts" means all arrangements and agreements under which any third party (including source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements;

  "Moleseye Property" means the property of the Subsidiary shortly described in the fourth table of Schedule 4;

  "Moleseye Purchase Agreement" means an agreement in the agreed form between the Company and Alan McMaster of even date with this agreement for the acquisition of the issued share capital of the Subsidiary not already owned by the Company;

  "Net Assets " has the meaning assigned to it in clause 4.2;

  "Open Source Materials" means any software code that contains or is derived (in whole or part) in any manner from any software that is distributed as free software, shareware, open source software or distributed under similar licensing or distribution models including, but not limited to, software which, as a condition of use, modification or distribution requires that other software linking, combining, interacting or distributed with such software be (i) disclosed or distributed in source code form (ii) licensed for the purpose of making modifications or derivative works or (iii) re-distributable at no charge or at a minimal charge;

  "Optionholders" means those persons listed at Part B of Schedule 1;

  "Optionholders' Letters" means the letters from the Optionholders of even date with this agreement agreeing to sell the Optionholders' Shares to the Purchaser;

  "Optionholders' Shares" means the Shares in the capital of the Company held by the Optionholders upon the exercise of their options immediately prior to the execution of this agreement;

  "Pension Schemes" means together the SSAS and the Retirement Trust;

  "Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

  "Properties" means the properties of the Company shortly described in the first, second, third and fifth tables of Schedule 4 and "Property" means any of them and includes every part of each of them;

  "Purchaser's Accountants" means PriceWaterhouseCoopers LLP;

  "Purchaser's Affiliate" means MapInfo Corporation or any directly or indirectly wholly owned subsidiary of MapInfo Corporation;

  "Purchaser's Solicitors" means Wilmer Cutler Pickering Hale and Dorr LLP of Alder Castle, 10 Noble Street, London, EC2V 7QJ;

  "Purchaser's Warranties" means the Warranties given by the Purchaser to the Sellers set out in Schedule 6;

  "Retirement Trust" means the d'Sa Retirement Trust established by trust deed dated 31 December 1997;

  "Sale Shares" means the Shares owned by the Sellers as set out in Part A of Schedule 1;

  "Seller" includes the estate and personal representatives of a Seller;

  "Sellers' Accountants" means BDO Stoy Hayward LLP;

  "Sellers' Solicitors" means Pinsents of 1 Park Row, Leeds, LS1 5AB;

  "Sellers' Solicitors' Account" means Pinsents Client Premium Account, No. 20809535, Barclays Bank Plc, Leeds Business Centre, Leeds, Sort Code: 20-48-46;

  "Service Agreements" means the service agreements to be entered into by the Purchaser and the Key Employees in the Agreed Form;

  "Shares" means the Sale Shares and the Optionholders' Shares;

  "Software" any and all computer programs in both source and object code form, including all modules, routines and sub-routines and all source and other preparatory materials relating to the above, including user requirements, functional specifications and programming specifications, programming languages, algorithms, flow charts, logic diagrams, file structures, coding sheets and including any manuals or other documentation and all enhancements, improvements, replacement and derivative works relating to any of the above;

  "SSAS" means Southbank Systems Pension Trustees Scheme established by a trust deed dated 30 December 1994;

  "subsidiary" means, in relation to a company wherever incorporated (a holding company), a "subsidiary" as defined in section 736 of Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company;

  "Taxation" has the meaning given in the Tax Deed;

  "TCGA 1992" means Taxation of Chargeable Gains Act 1992;

  "Tax Deed" means the Tax Deed in the Agreed Form;

  "Taxes Act 1988" means Income and Corporation Taxes Act 1988;

  "UK GAAP" means United Kingdom Generally Accepted Accounting Practice, as previously applied to the Accounts, being standards, principles and practices generally accepted in the United Kingdom, including Financial Reporting Standards, Statements of Standard Accounting Practice and Urgent Issues Task Force Abstracts;

  "VATA 1994" means the Value Added Tax Act 1994; and

  "Warranties" means the warranties on the part of the Sellers contained in clause 5.2 and Schedule 5.

  1.2 In this agreement any reference, express or implied, to an enactment includes references to:

  (a) that enactment as amended, extended or applied by or under any other enactment (before or after signature of this agreement);

  (b) any enactment which that enactment re-enacts (with or without modification); and

  (c) any subordinate legislation made (before or after signature of this agreement) under any enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above;

  in each case except to the extent that any amendment, extensions, application, re-enactment or sub-ordinate legislation made after the date of this agreement would increase or extend the liability of the Sellers under this agreement and "enactment" includes any legislation in any jurisdiction which is applicable to the Business as carried on at the date of this agreement.

  1.3 Subject to Clauses 1.4 and 1.5 where any statement is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge, information and belief" or any similar expression that statement shall be limited to the knowledge, belief or awareness of the Sellers, the Key Employees and the directors of the Company and in respect of certain of the Warranties, also having made due enquiry of that person whose name is set out next to that Warranty in the table below.

Warranty	Name
B3	Company's Audit Partner at BDO Stoy Hayward
D1 - D19	Company's Tax Adviser at BDO Stoy Hayward

  1.4 Where any statement in paragraph A12 (in so far as it relates to the Company) or Section E Part 1 of Schedule 5 is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge, information and belief" or any similar expression, that statement shall be limited to the knowledge, belief or awareness of the Sellers and James Buckley only.

  1.5 Where any statement in paragraph A12 (in so far as it relates to the Moleseye Property) or Section E Part 2 of Schedule 5 is qualified by the expression "so far as the Sellers are aware" or "to the best of the Sellers' knowledge, information and belief" or any similar expression, that statement shall be limited to the knowledge, belief or awareness of Lucien d'Sa, James Buckley and Alan McMaster only

  1.6 A person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act 1988.

  1.7 Words denoting persons shall include bodies corporate and unincorporated associations of persons.

  1.8 Subclauses 1.1 to 1.7 above apply unless the contrary intention appears.

  1.9 The headings in this agreement do not affect its interpretation.

  Sale and purchase of the Shares

  2.1 Each of the Sellers shall sell and the Purchaser shall purchase those of the Sale Shares set opposite his name in Part A of Schedule 1 together with all rights attaching to them (including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

  2.2 The Sale Shares shall be sold with full title guarantee and free from all liens, charges, equities and encumbrances and other rights exercisable by third parties.

  2.3 Each of the Sellers severally covenants with the Purchaser as follows:

      that he has the right to sell and transfer the full legal and beneficial interest in the Sale Shares set opposite his name in Part A of Schedule 1 to the Purchaser on the terms set out in this agreement; and

      that on or after Completion he will, at his own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time reasonably require in order to vest any of the Sale Shares set opposite his name in Part A of Schedule 1 in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.

  2.4 Each of the Sellers severally waives any right of pre-emption or other restriction or transfer in respect of the Shares or any of them conferred on him under the articles of association of the Company or otherwise, and will before Completion procure the irrevocable waiver of any such right or restriction conferred on any other person who is not party to this agreement.

  2.5 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement.

  Consideration

  Subject to the terms and conditions set out in this agreement and the Escrow Agreement, the total consideration for the sale and purchase of the Shares (the "Consideration") shall be ₤11,726,529 payable on Completion pursuant to this clause 3, plus the amount by which the value of the Nets Assets exceeds ₤0 or minus the amount by which the value of the Net Assets is less than ₤0. At Completion, on account of the Consideration, the Purchaser shall pay:

  3.1 ₤9,024,116 in aggregate into the Sellers' Solicitors' Account, ₤8,810,439 to be divided amongst the Sellers in the proportions shown in column (E) of Part A of Schedule 1 and ₤213,677 to be divided amongst the Optionholders in the amounts shown in column (C) of Part B of Schedule 1 (such amounts being those payable to each Optionholder pursuant to his Optionholders' Letter);

  3.2 ₤357,107 to be paid to the Company by way of repayment pursuant to the terms of the Optionholders' Letters of the loans made to the Optionholders prior to Completion;

  3.3 ₤1,172,653 (the "NAV Escrow Amount") into the Escrow Account on and subject to the terms of this agreement and the Escrow Agreement;

  3.4 ₤1,172,653 (the "Warranty Escrow Amount") into the Escrow Account on and subject to the terms of this agreement and the Escrow Agreement.

  Adjustment to Consideration

  4.1 The Consideration paid to the Sellers shall be adjusted following Completion as follows:

      if Net Assets exceed ₤0, by adding the amount by which Net Assets exceed ₤0;

      if Net Assets are less than ₤0, by deducting the amount by which Net Assets are less than ₤0; and

      if the Net Assets are ₤0, no adjustment shall be made to the Consideration and the parties agree that the provisions of Schedule 7 shall apply.

      4.2 "Net Assets" means the aggregate amount of the assets less the aggregate amount of the liabilities of the Companies as at Completion as shown in the balance sheet prepared in accordance with Schedule 7 (the "Completion Balance Sheet").

      4.3 Notwithstanding its obligations under Schedule 7, the Purchaser shall prepare a preliminary completion balance sheet in accordance with Schedule 7 within 30 days following Completion and within seven Business Days of the completion of such balance sheet shall pay to the Sellers in cash the amount (if any) by which the net assets shown in such balance sheet exceed ₤0, as a pre-payment against any sum payable by the Purchaser to the Sellers under Clause 4.4(a) below (the "Pre-payment").

      4.4 Within seven Business Days following the day on which the Completion Balance Sheet is agreed or determined in accordance with paragraph (2) or paragraph (3) of Schedule 8 (the "Determination Date"):

      if the Net Assets equal or exceed the aggregate of ₤0 and any Pre-payment, the Parties shall procure the release of the entire NAV Escrow Amount to the Sellers and the Purchaser shall pay to the Sellers in cash the amount (if any) of the adjustment to the Consideration pursuant to subclause 4.1(a) less the Pre-payment; or

      if the Net Assets are less than the aggregate of ₤0 and any Pre-payment (the amount of such deficit being the "Shortfall") and the NAV Escrow Amount is sufficient to pay the Shortfall, the Parties shall procure the release of the amount of the Shortfall from the NAV Escrow Amount to the Purchaser and the release of the remainder of the NAV Escrow Amount to the Sellers;

      if the NAV Escrow Amount is insufficient to pay any Shortfall, the Parties shall procure the release of the entire NAV Escrow Amount and release of the whole or part of the Warranty Escrow Amount to the Purchaser in the amount of the Shortfall. If the Escrow Amounts are insufficient to cover the amount of such adjustment, the Sellers shall pay the shortfall directly to the Purchaser, in cash.

  4.5 Interest accrued on the Escrow Amounts shall be added, pro rata, to the amounts distributed above.

  4.6 To the extent the Warranty Escrow Amount is reduced by payments pursuant to clause 4.4(c), the Sellers shall within 5 Business Days of such payments reimburse the Escrow Account to the extent of the reduction to the Warranty Escrow Amount. For the avoidance of doubt, no payment made pursuant to this clause 4 shall affect the liability of the Sellers under clause 5 and Schedule 5.

  4.7 The Purchaser may deduct from any amount payable by it under clause 4.4, any sum due to it in respect of any breach of the obligations, warranties and undertakings on the part of the Sellers in this agreement, where such sum is agreed between the Sellers and the Purchaser or determined by a court of competent jurisdiction from which no appeal is possible or where the time limits for appeal have expired.

  4.8 Any repayment to be made by the Sellers under clause 4.6 or any payment to be made to the Sellers under subclause 4.1(a) or 4.1(b), shall be made to or by them in the proportions set alongside each Seller's name in column E of Schedule 1 in accordance with subclauses 13.2 and 13.3.

  Warranties

  5.1 The Purchaser enters into this agreement on the basis of the Warranties.

  5.2 The Sellers warrant to the Purchaser that except as fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 5 is true and accurate.

  5.3 Each of the Warranties set out in the several paragraphs of Schedule 5 is separate and independent and except as expressly provided to the contrary in this agreement is not limited:

      by reference to any other paragraph of Schedule 5;

      by anything in this agreement or the Tax Deed.

      5.4 The Purchaser warrants to the Sellers that the Purchaser's Warranties are true and accurate.

      5.5 Each of the Purchaser's Warranties set out in Schedule 6 is separate and independent.

      5.6 Each Seller agrees with the Purchaser (as trustee for each of the Company, the Subsidiaries and their employees) to waive any rights or claims which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any of the Companies or their employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter, save in connection with any deed of contribution between the Sellers.

      5.7 The Purchaser shall have no right to rescind or terminate this agreement after Completion by reason of a breach of any of the terms of this agreement or a claim under the Tax Deed.

      5.8 Subject to the other provisions of this Clause 5 but without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue or misleading or being breached, each Seller undertakes with the Purchaser (for itself and as trustee for the Company) that he shall, at the direction of the Purchaser, pay to the Purchaser, the Company or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred the amount necessary to put the Company into the position it would have been in if the Warranties listed below had not been untrue, misleading or breached, together with all costs and expenses incurred by the Purchaser or the Company as a result of such Warranties being untrue, misleading or breached (including a reasonable amount in respect of management time) such that the Purchaser is indemnified in full against the loss resulting from any such breach of such Warranties:

      Part A of Schedule 5, sections 4 and 14;

      Part C of Schedule 5, section 8, paragraphs 1, 4, 5, 7, 11, 12, 13, 17, 19, 22 and 23;

      Part C of Schedule 5, section 10, paragraphs 1 and 2;

      Part C of Schedule 5, section 13, paragraphs 3, 4 and 7.

      5.9 In the absence of fraud, dishonesty or wilful concealment on the part of the Sellers or on the part of any other person at the direction of the Sellers the liability of the Sellers in respect of the Warranties:

      shall not arise in relation to any given claim where the total liability in respect of such claim would (but for the operation of this clause 5.9(a)) be less than ₤5,000;

      shall not (when aggregated with any liability under the Tax Deed) arise unless the amount of all claims (not being claims for which liability is excluded under clause 5.9(a) above) made in respect of the Warranties and/or the Tax Deed (or which would have been made but for the operation of this clause or the corresponding provision in the Tax Deed) exceeds ₤75,000 in which event all of such claim(s) shall be recoverable and not just the excess;

      shall not (when aggregated with any liability under the Tax Deed) exceed the Consideration and individually shall not (when aggregated with any liability under the Tax Deed) exceed that proportion of the Consideration which is set out against such individual's name at column (E) of Part A of Schedule 1;

      shall terminate (but without prejudice to the rights and obligations of the parties under the Tax Deed):

        on the 1 January 2011 in respect of those matters set out in Part D (Taxation) of Schedule 5 and any other matters so far as they relate to taxation; and

        on the second anniversary of Completion in respect of all other matters contained in Schedule 5,

      except in respect of any claim of which notice in writing specifying in reasonable detail the matter giving rise to the claim is given to the Sellers before that date;

      shall not arise to the extent that:

        the facts which results in a claim or possible claim were fairly disclosed in the Disclosure Letter; or

        the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction carried out at the written request of or with the written consent of the Purchaser prior to Completion provided that the Purchaser knew or ought reasonably to have known that the same would give rise to the claim in question; or

        the Purchaser is entitled to recover and does so recover the relevant amount from a third party (including the Purchaser's or Company's insurers) in respect of the subject matter of the claim save that this provision shall only act to reduce the quantum of the claim by the amount recovered by the Purchaser and shall not extinguish the Sellers' liability under such claim nor act in any way to prevent the Purchaser from claiming any amount not recovered from such a third party from the Sellers pursuant to this agreement, subject to the other provisions of this clause and if such sum is recovered from such third party after the claim has been settled and paid by the Sellers, the Purchaser shall reimburse to the Sellers as soon as reasonably practical and without delay the lesser of the sum paid by the Sellers and the amount recovered from the third party;

        such claim arises by reason of a liability of the Sellers which is a future or contingent liability until such time as such liability becomes an actual liability (but such liability shall not be extinguished provided that it has been duly notified to the Sellers by the Purchaser within the time limits set out in clause 5.9(d) above);

        such claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, after the date of this agreement, any law, rule, regulation, directive, interpretation of the law or any administration practice of any government, governmental department, agency or regulatory body or any increase in the rates of Taxation or any imposition of Taxation, in any such case not actually or prospectively in force at the date of this agreement;

        such claim arises or is increased as a result of, or is otherwise attributable to, any changes made after Completion in the accounting policies or accounting or commercial practices or any Taxation reporting practice or the length of any accounting period for Taxation purposes of the Purchaser or the Company;

        the matter giving rise to the claim was allowed, provided for or reserved in the Completion Balance Sheet or to the extent that it was specifically referred to or taken into account in the Completion Balance Sheet;

        the matter giving rise to such claim is a Taxation liability of the Company arising because the assets of the Company are greater than, or its liabilities are less than, those taken into account in computing a provision for Taxation in the Completion Balance Sheet (provided that the amount of the Taxation liability is less than the understatement of the assets or the overstatement of the liabilities as the case may be);

        the matter giving rise to such claim arises or is increased as a result of, or is otherwise attributable to:

          any claim, election, surrender or disclaimer made, or notice of consent given, or any other thing done, by the Purchaser or the Company after Completion (other than one which was taken into account in computing any provision for Taxation in the Completion Balance Sheet or one which was in the ordinary course of business of the Purchaser or the Company) under, or in connection with, the provisions of any enactment or regulation relating to Taxation; or

          the failure or omission by the Company after Completion to make any claim, election, surrender or disclaimer, or give any notice, or consent or do any other thing, under, or in connection with, the provisions of any enactment or regulation relating to Taxation, the making, giving or doing of which was taken into account in the Completion Balance Sheet.

      5.10 Any claim which has been made against the Sellers (and which has not been previously satisfied, settled or withdrawn) shall be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period nine months commencing on the date on which notice of such claim was given to the Sellers or the Sellers' Solicitors in accordance with clause 5.9(d), unless legal proceedings in respect of such claim shall have been properly issued and validly served on the Sellers.

      5.11 If the Company receives any claim from a third party which might give rise to a claim under the Warranties the following provisions shall apply:

      the Purchaser shall, as soon as reasonably practicable, give written notice to Lucien d'Sa (on behalf of the Sellers) of the matter and shall consult with Lucien d'Sa (on behalf of the Sellers) with respect to the matter;

      the Purchaser shall and shall procure that the Company shall retain and preserve all relevant assets, documents, records and information within the power, possession or control of the Purchaser and the Company of, or relating to the Company which are or which the Purchaser believes may be relevant in connection with any claim for so long as any actual or prospective claims remain outstanding;

      Lucien d'Sa (on behalf of the Sellers) shall at the Sellers' cost be entitled to copies of any of the documents or records, and to photograph any premises or assets, referred to in clause 5.11(b);

      the Purchaser shall procure that the Company will take such action and institute such proceedings and give such information and assistance as Lucien d'Sa (on behalf of the Sellers) may reasonably request to:

        dispute, resist, appeal, compromise, defend, remedy or mitigate the matter; and

        enforce against any person (other than the Sellers) the rights of the Company in relation to the matter provided that neither the Purchaser nor the Company shall be obliged to take any action which the Purchaser reasonably believes would have an adverse effect on the goodwill or business interests of the Purchaser or the Company and in each case on the basis that the Sellers shall indemnify the Purchaser and the Companies for all reasonable costs and expenses properly incurred as a result of any request by Lucien d'Sa (on behalf of the Sellers);

      the Purchaser shall procure that the Company shall not make any admission of liability in respect of or compromise or settle the matter without prior consultation with Lucien d'Sa (on behalf of the Sellers).

      5.12 Notwithstanding clause 5.9 above, in relation to those Warranties set out in paragraphs A.4 and A.14(1) and (2) of Schedule 5:

      the limitations set out in clauses 5.9(a) to 5.9(e) above shall not apply; and

      nothing in the Disclosure Letter shall qualify or limit their scope.

  5.13 The Sellers shall not be liable for any breach of the Warranties to the extent that the matter giving rise to the breach is taken into account in calculating the Net Assets or fully and specifically provided for in the Completion Balance Sheet.

  5.14 The Sellers shall not be liable for any breach of any Warranty to the extent to which the Purchaser has already made recovery for such breach under the Tax Deed, any other Warranty or any other term of this Agreement.

  5.15 Any payment made by the Sellers in respect of a breach of the Warranties or a liability under the Tax Deed shall be deemed to be a reduction in the Consideration.

  5.16 Nothing in this Clause 5 shall in any way restrict or limit the general obligation at law of the Purchaser to mitigate any loss or damage which it may suffer in consequence of any matter giving rise to any claim.

  5.17 The Purchaser confirms that at the date of this Agreement it does not know of any specific fact which it is aware might give rise to a claim for breach of Warranty, and for the purpose of this Clause knowledge and awareness shall be deemed to be the actual knowledge and awareness of Jason Joseph, Dan Gerron and David Flower.

  Tax Deed

  The Sellers shall on Completion enter into the Tax Deed in favour of the Purchaser.

  Service Agreements

  The Sellers shall procure that on Completion each of the Key Employees enters into the Service Agreements with the Purchaser in the Agreed Form.

  Completion

  8.1 Completion shall take place at the offices of the Purchaser's Solicitors immediately after the signature of this agreement.

  8.2 At Completion the Sellers shall procure:

      the delivery to the Purchaser of:

        duly executed transfers in favour of the Purchaser or its nominee(s) of all the Shares;

        the share certificate(s) representing the Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

        the Optionholders' Letters duly executed by the Optionholders;

        any waivers, consents and other documents required to enable the Purchaser or its nominee(s) to be registered as holders of the Shares or confirmation that none are required;

        the certificate of incorporation, common seal (if any), minute books, statutory registers and share certificate books of the Company and each of the Subsidiaries;

        the title deeds and documents relating to the Properties;

        the Tax Deed duly signed by the Sellers;

        the Disclosure Letter duly signed by the Sellers;

        the Escrow Agreement duly executed by the Sellers;

        the Service Agreements duly executed by the Key Employees; and

        the resignations of all the directors and the secretary of each of the Companies, in each case acknowledging that he has no claim against the Companies whether for loss of office or otherwise save for outstanding compensation accruing in the usual course of business;

      that a board meeting of each of the Companies is held at which it is resolved that:

        such persons as the Purchaser nominates are appointed as additional directors and the secretary of that company;

        its registered office is changed to Minton Place, Victoria Street, Windsor, Berkshire, SL4 1EG;

        the transfers referred to in paragraph (a) above (subject only to their being duly stamped) are approved for registration;

        the accounting reference date is changed to 30 September; and

        its bank mandates are revised in such manner as the Purchaser requires.

      8.3 Upon completion of all the matters referred to in subclause 8.2 above the Purchaser shall:

      pay the Consideration to the Sellers in the manner provided at clause 3;

      deliver to the Sellers a duly signed counterpart of the Disclosure Letter;

      deliver to the Sellers a duly executed counterpart of the Tax Deed;

      deliver to the Sellers a certified copy of the resolution of the board of directors of the Purchaser authorising the execution and completion of this agreement;

      deliver to the Sellers a duly executed counterpart of the Escrow Agreement; and

      deliver to the Key Employees the duly signed counterparts of the Service Agreements.

  Protective Covenants

  9.1 Each Seller severally covenants with the Purchaser (for itself and as trustee for each of the Companies) that he shall not:

      for a period of two years from Completion except on behalf of either of the Companies be concerned in any business carrying on business which is competitive with any of the businesses carried on by the Companies at Completion and with which he was involved in the year prior to Completion; or

      for a period of two years from Completion, except on behalf of any of the Companies, canvass or solicit orders or sales for goods competitive with those being manufactured or dealt in or for services competitive with those being provided by any of the Companies at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of any of the Companies; or

      for a period of two years from Completion, except on behalf of any of the Companies, deal with or accept orders for goods competitive with those being manufactured or dealt in or for services competitive with those being provided by any of the Companies at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of any of the Companies; or

      for a period of two years from Completion induce or attempt to induce any supplier of any of the Companies to cease to provide supplies to, or to restrict the supplies to that company or vary the terms of supply between the supplier and that company; or

      for a period of two years from Completion induce or attempt to induce any director or officer of any of the Companies or any other employee of any of the Companies who is employed in a managerial, technical, sales, marketing or product development capacity and who (in the case of any such directors, officers or employees) is employed by any of the Companies during the period the Seller was shareholder of any of the Companies to leave the employment of that company; or

      make use of or (except: (i) as required by law or any competent regulatory body; (ii) to enforce a term of this agreement; or (iii) if disclosed on a confidential basis to the Sellers' professional advisers) disclose or divulge to any third party any information of a secret or confidential nature ("Confidential Information") relating to the business or affairs of any of the Companies. Confidential Information includes but is not limited to details relating to the Companies' Intellectual Property Rights, finances and future plans and targets not in the public domain; or

      use (except by the Companies) any trade name used by the Companies at Completion or any other name intended or likely to be confused with such a trade name.

      9.2 For the purposes of subclause 9.1 above:

      a Seller is concerned in a business if he carries it on as principal or agent or if:

        he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

        he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

        he is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, the Sellers and any person connected with him or them (the "Investors") are together interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities; and

      references to the Companies include their successors in business.

  9.3 Each of the covenants in each paragraph or subclause above shall be construed independently of each of the others and its validity shall not be affected if any of the others is invalid.

  9.4 Each of the covenants in each paragraph or sub-clause above is considered fair and reasonable by the parties, but if any restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and effective.

  Power of Attorney

  Each of the Sellers hereby irrevocably appoints the Purchaser as his attorney until such time as the name of the Purchaser is entered in the Register of Members of the Company as owner of the Sale Shares to vote the Sale Shares at general meetings or class meetings of the Company.

  Announcements

  Neither the Purchaser nor the Sellers shall not make or permit any person connected with them to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion except as required by law or any competent regulatory body or with the written approval of the other parties, such approval not to be unreasonably withheld or delayed.

  Notices

  12.1 Any notice or other document to be served under this agreement may be:

      delivered personally; or

      sent by pre-paid first class post, recorded delivery or registered post; or

      sent by facsimile;

      and shall be served on the party at his address appearing in this agreement or at such other address or facsimile number as he may have notified to the other parties in accordance with this clause.

      12.2 Any notice or document shall be deemed to have been served:

      if delivered personally, at the time of delivery; or

      if posted, at 10.00 a.m. on the second Business Day after it was put into the post; or

      if sent by facsimile immediately after the time of despatch, if despatched before 5.00 p.m. on any Business Day, and in any other case at 10.00 a.m. on the Business Day following the date of despatch.

  12.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid first class, recorded delivery or registered post letter or that the facsimile message was properly addressed and despatched as the case may be.

  General

  13.1 Each of the obligations, Warranties and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion and will not be affected by any notice given under clause 6.1(b) or the waiver of any of the conditions specified in that clause.

  13.2 Unless otherwise expressly stated all payments to be made under this agreement and the Escrow Agreement shall be made in sterling to the party to be paid as follows:

      to the Sellers in immediately available funds to the Sellers' Solicitors' Account; and

      to the Purchaser in immediately available funds to the account of the Purchaser at:

      Bank: NatWest,

      118 High Street,

      Slough,

      Berkshire SL1 1JH,

      UK

      Sort Code: 60-19-28

      Account Number: 57360014

      Swift Code: NWBKGB2L

      or such other account as the Purchaser may specify.

      13.3 The receipt of the Sellers' Solicitors for any sum to be paid to a Seller will discharge the Purchaser's obligation to pay it to that Seller.

      13.4 The following provisions shall apply to the assignment of this Agreement by the Purchaser:

      The Purchaser shall be entitled to assign the benefit of this Agreement without the prior written consent of the other parties to any Purchaser's Affiliate (an "Affiliate Transferee");

      An Affiliate Transferee shall not cease to be a Purchaser's Affiliate within 6 months of becoming an Affiliate Transferee without either:

        the consent of the Sellers; or

        re-assignment of the Agreement to the Purchaser or assignment of the Agreement to another Purchaser's Affiliate;

      The Purchaser shall be entitled to re-assign the benefit of this Agreement to any person with the prior written consent of the Sellers.

  13.5 Subject to subclause 13.4 above none of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

  13.6 Save as otherwise stated, where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers they shall be jointly and severally responsible in respect of it.

  13.7 The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this agreement or grant any time or other indulgence without affecting the liability of any other of the Sellers.

  13.8 Save as otherwise provided in this agreement each party shall pay the costs and expenses incurred by him in connection with the entering into and completion of this agreement and all ancillary documents in connection with this agreement or the transactions envisaged herein.

  13.9 This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any party may enter into this agreement by executing a counterpart.

  Whole agreement

  14.1 This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.

  14.2 Each of the parties acknowledges that in agreeing to enter into this agreement he has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the documents referred to in it) made by or on behalf of any other party before the signature of this agreement. Each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance, provided that nothing in this clause shall limit or exclude any liability for fraud.

  Third Party Rights

  A person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of this agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. No party my declare itself as a trustee of the rights under this agreement for the benefit of any third party.

  Governing law

16.1 This agreement is governed by and shall be construed in accordance with the laws of England and Wales.

16.2 Each Seller submits to the exclusive jurisdiction of the English courts for all purposes relating to this agreement except that the Purchaser shall be entitled to seek injunctions or other equitable relief in any court of competent jurisdiction any where in the world in order to enforce its intellectual property rights or rights in its confidential information.

16.3 Each Seller irrevocably appoints the Sellers' Solicitors as his agent for service of process.

EXECUTED AS A DEED AND DELIVERED BY the Sellers and the Purchaser on the date which appears first on page 1.

SCHEDULE 5
WARRANTIES

A. General

B. Accounts and Financial

C. Commercial

D. Taxation

E. Properties

F. Employees
  GENERAL

A.1 Accuracy of recitals and schedules

The particulars relating to the Companies and the Properties set out in recitals (A) - (D) and the schedules to this agreement are true and accurate.

A.2 Memorandum and articles of association, statutory books and returns

    The copy of the memorandum and articles of association of the Company which is attached to the Disclosure Letter is accurate and complete in all respects and has annexed or incorporated copies of all resolutions or agreements required by the Companies Act 1985 to be so annexed or incorporated.

    The register of members and other statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

    All returns and particulars, resolutions and other documents which the Company is required by law to file with or deliver to the registrar of companies have been correctly made up and duly filed or delivered.

A.3 Sellers' other interests

None of the Sellers nor any person connected with any Seller has any interest, directly or indirectly, in any business which is competitive with the business of any of the Companies.

A.4 Ownership of the Shares

    The Shares constitute the whole of the issued and allotted share capital of the Company.

    (a) No person is entitled or has claimed to be entitled to require any of the Companies to issue any share or loan capital either now or at any future date whether contingently or not.

    (b) So far as the Sellers are aware, no person is entitled or has claimed to be entitled to require any of the Subsidiaries to issue any share or loan capital now or at any future date whether contingently or not.

    There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Shares and the Company has not given or created any of the foregoing in relation to any shares in the capital of the Subsidiary nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing in each case in respect of the Company only.

    The loans made to Optionholders by the Company to enable them to subscribe for the Optionholders' Shares do not constitute unlawful financial assistance.

A.5 Subsidiaries, associations and branches

    The Company:

      does not hold or beneficially own and has not agreed to acquire any securities of any other corporation (whether incorporated in the United Kingdom or elsewhere), other than shares of the Subsidiary and of Competitive Consulting Limited ("Consulting"); or

      is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

      does not have outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement).

    Consulting is and has always been dormant and has never traded.

    Consulting has no assets other than its paid-up share capital and no liabilities.

    Consulting has complied with all its statutory and regulatory obligations.

    Consulting is not a party to any litigation, and there are no proceedings pending or, as far as the Sellers are aware, threatened by or against Consulting.

A.6 Ownership of assets

    As at the Accounts Date and save as provided for in the Accounts one of the Companies owned all the assets included in the Accounts and particulars of all tangible assets acquired or agreed to be acquired for more than ₤10,000 by any of the Companies since the Accounts Date are set out in the Disclosure Letter.

    Except for current assets offered for sale or sold in the ordinary course of trading and those worth less than ₤10,000, the Company has not since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date.

    None of the property, assets, undertaking, goodwill or uncalled capital of the Company (other than the Properties) is subject to any encumbrance (including, without limitation, any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale or other agreement for payment on deferred terms, option or right of pre-emption) or any agreement or commitment to give or create any of the foregoing.

    The Company owns, or benefits from a licence or lease over, all of the assets (whether tangible or relating to Intellectual Property Rights or information technology) necessary for the carrying on of the Business in all material respects as it is carried on by the Sellers immediately prior to Completion.

A.7 Vulnerable antecedent transactions

    As far as the Sellers are aware, the Company has not at any relevant time been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction or country. The following subparagraphs are without prejudice to the generality of this subparagraph.

    In paragraphs (3) to (5) below:

    (a) "transaction at an undervalue", in relation to a company, has the meaning assigned by s.238(4) of the Insolvency Act and, in relation to an individual, has the meaning assigned by s.339(3) of the Insolvency Act 1986; and

    (b) insolvent", in relation to an individual, has the meaning assigned by s.341(3) of the Insolvency Act 1986; and

    (c) "unable to pay its debts" means the circumstance in which, by virtue of the definitions contained in s.123 of the Insolvency Act 1986, a company is deemed unable to pay its debts.

    No transaction at an undervalue (a) relating to any of the Shares or (b) to which the Company has been a party, has been effected during the following periods, ending on the date of this agreement:

    (a) in the case of a transaction to which an individual is a party, within a period of five years;

    (b) in the case of a transaction to which no party is an individual, within a period of two years.

    In relation to any transaction disclosed pursuant to (3)(a) above and entered into within two years ending on the date of this agreement, that transaction has been disclosed and that individual was not then insolvent and did not become insolvent in consequence of the transaction.

    In relation to any transaction disclosed pursuant to (3)(b) above, that transaction has been disclosed and the Company was not at the date of the transaction unable to pay its debts and did not become so unable in consequence of the transaction.

    In paragraphs (7) to (8) below:

    (a) "preference", in relation to a company, has the meaning assigned by s.239 of the Insolvency Act 1986 and, in relation to an individual, has the meaning assigned by s.340 of that Act;

    (b) "insolvent", in relation to an individual, has the meaning assigned by s.341(3) of the Insolvency Act 1986;

    (c) "unable to pay its debts" has the same meaning as in subparagraph (2)(c) above;

    (d)"connected" with a company has the meaning assigned by s.249 of the Insolvency Act 1986;

    (e) "associate" has the meaning assigned by s.435 of the Insolvency Act 1986.

    No preference has been given in respect of any of the Shares or to or by the Company during the following periods ending on the date of this agreement:

    (a) in the case of a preference between (in a case involving a company) connected persons or in the case of individuals who are associates within a period of two years; and

    (b) in the case of persons not so connected or not associates within a period of six months.

    In relation to any preference in respect of any of the Shares to which the Company has been a party, that preference has been disclosed and:

    (a) in the case of an individual the individual was not at the time the preference was given insolvent and did not become insolvent in consequence of the preference; and

    (b) as regards a company, the company was not unable to pay its debts at the time of the giving of the preference and did not become so unable as a result of the giving of the preference.

    In subparagraphs (10) and (11) below "transaction at an undervalue" shall have the meaning assigned to it by s.423 of the Insolvency Act 1986.

    No transaction at an undervalue relating (a) to any of the Shares or (b) to which the Company has been a party has at any time been effected prior to the date of this agreement.

    In relation to any transaction at an undervalue relating (a) to any of the Shares or (b) to which the Company has been a party, that transaction has been disclosed and the person entering into the transaction (the "donor") was not entering into it for the purpose of putting assets beyond the reach of a person who was making or might at some time make a claim against the donor or of otherwise prejudicing the interest of such a person in relation to the claim which he was making or might make.

A.8 Compliance with statutes

Neither the Company, nor (so far as the Sellers are aware) any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute, order or regulation having the force of law including but not limited to Environmental Law as defined in Warranty A.12 but excluding any matters covered in Warranty Section D, which has given or might reasonably be expected to give rise to any fine, penalty, sanction or other liability (whether criminal or civil) on the part of the Company.

A.9 Licences and consents

The Company has all licences (including statutory licences) and consents necessary to own and operate its assets and to carry on its business as it does at present and none of the Sellers are aware of anything that might result in the revocation, suspension or modification of any of those licences or consents or that might prejudice their renewal.

A.10 Insider contracts

        The Company is not a party to any contract or arrangement (except in respect of employment) in which any of the Sellers or any person connected with any of the Sellers is interested, directly or indirectly, nor has there been any such contract or arrangement at any time during the six years up to the date of this agreement.

        The Company is not a party to, nor has its profits or financial position during the five financial periods ended on the Accounts Date been affected by, any contract or arrangement which is not of an entirely arm's length nature.

        None of the Sellers nor any person connected with any Seller is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or in any way relating to the Company or its affairs.

A.11 Litigation

        The Company is not engaged in any mediation, conciliation, litigation or arbitration proceedings except as claimant for collection of trade debts not exceeding an aggregate of ₤10,000 in the case of all sums being collected by the Company or a sum not exceeding ₤2,000 in the case of any one debt due to the Company and there are no such proceedings pending or, so far as the Sellers are aware, threatened by or against the Company.

        The Sellers do not know of anything which is likely to give rise to any mediation or any litigation or arbitration proceedings by or against the Company.

        The Company is not the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body nor are the Sellers aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

A.12 Environmental matters

        In this paragraph:

        (a) "Environmental Law" means all statutes, common law, bylaws, regulations, directives, codes of practice or circulars (whether in the United Kingdom or elsewhere) concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation or disposal of a Dangerous Substance;

        (b) "Dangerous Substance" means any natural or artificial substance (whether in the form of solid, liquid, gas or vapour, alone or in combination with any other substance) capable of causing harm to man or any other living organism, or capable of damaging the environment or public health or welfare, including but not limited to controlled, special, hazardous, toxic or dangerous waste; and

        (c) "Relevant Property" means any premises now or previously owned, leased, occupied or controlled by the Company.

        So far as the Sellers are aware, none of the Companies has disposed of, generated, dumped, released, deposited, buried or emitted any Dangerous Substance at, on, from or under any Relevant Property in the past in such a way that its disposal would now constitute a breach of Environmental Law.

A.13 Insolvency

        The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the Company and has not stopped paying its debts as they fall due.

        No step has been taken to initiate any process by or under which:

        (a) the ability of the creditors of the Company to take any action to enforce their debts is suspended, restricted or prevented; or

        (b) some or all of the creditors of the Company accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such company; or

        (c) a person is appointed to manage the affairs, business and assets of the Company, on behalf of the Company's creditors; or

        (d) the holder of a charge over assets of the Company is appointed to control the business and assets of such company.

        In relation to the Company:

        (a) no administrator has been appointed;

        (b) no documents have been filed with the court for the appointment of an administrator; and

        (c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 of the Insolvency Act 1986).

        No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

A.14 Capacity and consequences of sale

        Each of the Sellers has the requisite power and authority to enter into and perform this agreement and the Tax Deed.

        This agreement constitutes and the Tax Deed will, when executed, constitute binding obligations on the Sellers in accordance with their respective terms.

        Compliance with the terms of this agreement does not:

          conflict with or constitute a default under any provision of:

            any agreement or instrument to which any Seller or the Company is a party; or

            the Company's memorandum or articles of association; or

            any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction by which any Seller or the Company is bound; or

          relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

          result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of the Company.

A.15 Moleseye Limited

        This Agreement and the transactions contemplated hereby shall not affect the Company's ability to enforce its rights and remedies under a share sale agreement entered into between the Company, X_Tant Limited and NTL Group Limited dated 30 June 2004, under which the Company purchased 7,501 shares in Moleseye Limited, or the tax deed referred to therein.

        The Company is the sole legal and beneficial owner of 1,250 shares in Moleseye Limited transferred to it by Holeuniverse Limited on 30 June 2004, free from any encumbrances or third party interests.

        In the period from 30 June 2004 to Completion, no actions have been taken or liabilities have been incurred by Moleseye Limited outside of its usual course of business.

B. ACCOUNTS AND FINANCIAL

B.1 Accuracy of Accounts

The Accounts:

            have been prepared under the historic cost convention and in accordance with UK GAAP, the Companies Act 1985 and other applicable statutes and regulations;

            give a true and fair view of the state of affairs and the assets and liabilities of the Company as at the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date or (as the case may be) in respect of the periods for which they were prepared; and

            are not affected by any exceptional or extraordinary items as defined by FRS3.

B.2 Valuation of stocks and fixed assets

          The Accounts have been prepared on a basis consistent with the basis employed in the Company's accounts for each of the two preceding financial periods and in particular:

          (a) the basis of valuation for stocks has remained substantially the same in respect of the commencement and end of each of the accounting periods of the Company during the period of two years ended on the Accounts Date; and

          (b) the rate of depreciation applied in respect of each fixed asset has been consistently applied over previous accounting periods of the Company and is adequate to write down the value of such fixed asset to its net realisable value as at the end of its useful working life.

          In the Accounts:

            Stocks are valued at the lower of cost and net realisable value; and

            the value attributed to each fixed asset of the Company does not exceed its current market value as at the Accounts Date.

B.3 Book debts

          The debts included in the Accounts have realised, their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

          None of the Sellers has any reason to believe that any debt owing to the Company at the date of this agreement (other than the debts included in the Accounts) will not in the ordinary course of collection realise its nominal amount plus any accrued interest.

B.4 Books and records

All accounts, books, ledgers, and other financial records of the Company have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Act 1985.

B.5 Management accounts

The unaudited management accounts of the Company for the period of 7 months ended 31 July 2004 (a copy of which has been initialled for the purpose of identification by the Sellers' Solicitors and the Purchaser's Solicitors) have been prepared by the Company with due care and attention, on bases consistent with those employed in preparing the Accounts and show with reasonable accuracy the state of affairs and profit or loss of the Company as at and for the period in respect of which they have been prepared and the balance sheet of the Company as at 31 July 2004, having regard to the fact that they are not prepared on a statutory basis.

B.6 Position since Accounts Date

Since the Accounts Date:

            the Company has not entered into any unusual contract or commitment (being a contract or commitment materially different from the Company's usual contracts or commitments) or otherwise departed from its ordinary course of trading;

            there has been no material deterioration in the turnover, the financial or trading position of the Company;

            the Company has paid its creditors within the times agreed with them and in particular, without limiting the foregoing, no debt owed by any such company has been outstanding for more than 45 days from the date of invoice.

            the Company has not been involved in any transaction otherwise than on arm's length terms; and

            no accounting period (as defined in Section 12 of the Taxes Act) of the Company has ended as referred to in Section 12(3) of the Taxes Act.

B.7 Dividends and distributions

          No dividend or other distribution of profits or assets, including without limitation any distribution within the meaning of Part VI and s.418 of the Taxes Act 1988, has been or agreed to be declared, made or paid by the Company since the Accounts Date.

          All dividends or other distributions of profits or assets declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its articles of association.

B.8 Bank borrowings

There are no amounts borrowed by the Company from its bankers.

B.9 Loan capital and guarantees

The Company has no outstanding loan capital or any money borrowed or raised including money raised by acceptances or debt factoring, or any liability (whether present or future) in respect of any guarantee or indemnity.

B.10 Government grants

The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

B.11 Loans

The Company has not lent any money which has not been repaid to it or owns the benefit of any debt other than debts accrued to it in the ordinary course of its business.

B.12Bank accounts

The statement of the Companies' bank accounts and of the credit or debit balances on them as at a date not more than seven days before the date of this agreement attached to the Disclosure Letter is correct and the Company does not have any other bank or deposit account (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for routine payments and the balance on the accounts is not substantially different from the balances shown on the statement.

C. COMMERCIAL

C.1 Suppliers and customers

As far as the Sellers are aware, having made no specific enquiries of such suppliers or customers:

            no supplier of the Company has ceased or will cease supplying it or has reduced or will reduce its supplies to the Company; and

            no customer of the Company has terminated or will terminate any contract with it or withdraw or reduce its custom with it,

after Completion or as a result of the proposed acquisition of the Companies by the Purchaser.

C.2 Trading contracts and outstanding offers

          The Company has observed and performed in all material respects the terms and conditions on its part to be observed and performed under its trading contracts.

          The Company has not contracted prior to the date of this agreement to undertake any work or supply any goods or services except on normal commercial terms such work or supply to be undertaken after the date of this agreement.

          No offer, tender or the like which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of its business.

          The Company's contracts with its suppliers and customers are on terms that the property, the subject of those contracts, does not pass until full payment is made.

C.3 Defective products

          The Company has not manufactured or sold products which are or have become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

          The Company has not accepted any obligation to service, repair, maintain, take back or otherwise do anything in respect of any article sold or delivered by it.

C.4 Material contracts

The Company is not a party to any contract, arrangement, or obligation which:

            is not in the ordinary course of its business; or

            as far as the Sellers are aware is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

            is expected by the Sellers to result in a loss to the Company on completion of performance; or

            requires an aggregate annual consideration payable by the Company in excess of ₤25,000; or

            involves the supply of goods the aggregate sales value of which will represent in excess of ten per cent. of the turnover expected by the Sellers for the current financial year; or

            involves payment by the Company by reference to fluctuations in the Index of Retail Prices or any other index; or

            requires payment of any sum by the Company in any currency other than sterling; or

            is for the provision of management or similar services to the Company and which is not terminable by it on less than three months' notice without compensation.

            C.5. Agencies, etc.

            The Company is not a party to:

            any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

            any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

C.6 Competition

          In this paragraph C6:

          "Competition Law" means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

          The Company is not engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company conducts business and so far as the Sellers are aware no Director of the Company is engaged in any activity which would be an offence or infringement under any such Competition Law.

          The Company is not the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company conducts business.

          So far as the Sellers are aware, no such investigation, inquiry or proceedings as are mentioned in clause (3) of this paragraph are pending or have been threatened and so far as the Sellers are aware, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

          The Company is not directly affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and have not given any undertakings or commitments to such bodies which affect the conduct of the business of the Companies.

          The Company is not in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

C.7 Secret or confidential information or property

          Neither the Company nor, so far as the Sellers are aware, its predecessors in business, have at any time (save in the ordinary course of the Company's day-to-day business and subject to a written and binding obligation of confidentiality, or to the Company's professional advisers, or as required by law) disclosed to any person other than the Purchaser:

          (a) any of the secret or confidential information or property of the Company, including (without limitation) technical and financial information, marketing and business plans, statistics, documents, files, client, customer and supplier lists, marketing information, records and papers, information relating to trade secrets, know-how, inventions, products, unpublished information regarding Intellectual Property, proprietary Software (including object and source code); or

          (b) any other information relating to any of the Company's business or affairs the disclosure of which, so far as the Sellers are aware, is likely to cause loss or damage to or adversely affect the Company; or

          (c) any secret or confidential information relating to any of the Company's customers, clients, employees and agents or to any other person who has or has had any dealings with it.

          The Company is not now and has never been a party to any agreement, arrangement or policy as to confidentiality of information which is void or unenforceable (whether in whole or in part).

          As far as the Sellers are aware there has been no breach of any obligations of confidentiality owed by any person to the Company, including for this purpose by its employees, consultants, agents or professional advisers.

          The Company operates and complies with procedures to maintain the confidentiality of their confidential information including without limitation ensuring that it is properly documented and at all times in the possession of the Company.

          As far as the Sellers are aware, the Company is entitled to use all confidential information in its possession and there are no restrictions on its use of such confidential information.

C.8 Intellectual Property Rights

          The Company is the sole legal and beneficial owner, or is the lawful licensee, of the Business IP, free of all encumbrances.

          Full and accurate details of all Business IP material for the carrying on of the Business (and in the case of Business IP licensed by or to the Company, full details of the terms of the licences, agreements or other arrangements under which the Company has, or grants to other persons the right to use such Business IP) are set out in the Disclosure Letter, under the relevant headings as follows:

          (i) registered Business IP (and all applications therefor);

          (ii) unregistered Business IP;

          (iii) licences, agreements and arrangements by a person under which the Company is granted a right to use Intellectual Property Rights owned by or licensed to that person, which licences, agreements or arrangements are in place, or are being negotiated by the Company ("Licences In");

          (iv) other than on standard terms in the usual course of its Business, licences, agreements and arrangements under which the Company has granted to a person a right to use Intellectual Property Rights owned by or licensed to the Companies or either of them, which licences, agreements or arrangements are in place, or are being negotiated by the Company ("Licences Out"); and

          (v) Software owned or used by the Company.

          All Business IP is valid, enforceable and subsisting and nothing has been done or omitted to be done by any person which may cause any of it to cease to be so.

          All Business IP owned by the Company has been created by:

          (a) an employee of the Company within the course of his employment resulting in ownership of that Business IP vesting in the Company; or

          (b) a third party bound by an agreement either vesting ownership of that Business IP in the Company or granting the Company a licence to use that Business IP.

          All Licences In and Licences Out have been entered into in the ordinary course of business, are in writing and are subsisting and in the case of Licences In are in full force, valid and enforceable.

          As far as the Sellers are aware the Business IP will not be adversely affected by the acquisition of the Company by the Purchaser and will be available for use by the Company immediately following Completion and on substantially the same terms and conditions as prevailed immediately before Completion, without further action or payment by the Company.

          Software which is Business IP owned by the Company is not the subject of any source code escrow arrangement and the source code in such Software has not been disclosed to, or otherwise become known by, any third party. The Company is in no way restricted (by any person or otherwise) in its use or disclosure of any source code comprised in any of the Software which is Business IP owned by the Company.

          The Company:

          (a) has made all applications for registration of all Business IP owned by it and of the Company's rights in any Business IP which is licensed or sub-licensed to the Company that are capable of being registered in any jurisdiction in which the Business is conducted; and

          (b) has taken all other reasonable steps necessary or desirable for the fullest protection of the Business IP owned by it and the rights in the Business IP which is licensed or sub-licensed to the Company, including without limitation making all relevant searches in all jurisdictions where the Company conducts the Business before registering or using Business IP owned by it and Business IP which is licensed or sub-licensed by a third party, and repeating such searches on a regular basis; and

          (c) has listed in the Disclosure Letter the details of all Trade Mark and Patent Registry renewal deadlines expiring within six months of the date of Completion and the expiry dates of all domain names.

          As far as the Sellers are aware there are no circumstances that may prevent any current application for registration proceeding to the stage of grant or registration, or result in the revocation or cancellation of any application or grant.

          All renewal and extension fees, including without limitation all fines, penalties and interest in respect of all registered Business IP have been paid in full and by the date due.

          The Company is in possession of and owns and controls all documents and materials which relate to the right, title and interests of the Company to the Business IP and which may be necessary for the prosecution and maintenance of all registrations and applications for registration of the Business IP.

          The activities, processes, methods, products, services, websites, documents, materials and Intellectual Property Rights used, manufactured, dealt in or supplied by the Company on or at any time before the date of this Agreement do not at the date of this Agreement, nor did they at the time used, manufactured, dealt in or supplied, infringe or make unauthorised use of the rights of any person.

          No person or competent authority has made any claim alleging infringement, unauthorised use, or claim of any other nature whatsoever, nor any challenge or opposition against the Company in relation to the Business IP or the Company's confidential information, nor are the Sellers aware of any circumstances which would, or would be likely to give rise to such claim, challenge or opposition.

          As far as the Sellers are aware there is not, and never has been an actual, suspected or threatened infringement or unauthorised use of any Business IP or confidential information belonging to the Company by any person, nor as far as the Sellers are aware are there any circumstances likely to result in such unauthorised use or infringement.

          The Company has not at any time knowingly acquiesced in the unauthorised use or misappropriation by any person of any Business IP or the confidential information belonging to the Company.

          As far as the Sellers are aware no person has registered or applied to register in any jurisdiction any Intellectual Property Rights claimed to be owned by the Company.

          No Licence In or Licence Out has been the subject of any breach or alleged breach by the Company, or as far as the Sellers are aware, any other person. The Company has not waived any breach by any other party or received any notice of termination of any such licence, agreement or arrangement. The Sellers are not aware of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such licence, agreement or arrangement without the consent of the Company.

          The Company is not subject to any order or injunction or other restrictive measure or undertaking imposed by any court or other body of competent jurisdiction in relation to the Business IP (including, without limitation, any prohibition or restriction on use) and none is pending, expected or, as far as the Sellers are aware, threatened.

          The Companies do not use any Open Source Materials to develop any part of their products or incorporate any Open Source Materials into their products nor have they distributed, or granted licences in respect of any Open Source Materials.

          There are no claims, disputes or proceedings (and as far as the Sellers are aware none is pending, threatened or expected) in relation to the Business IP. As far as the Sellers are aware, no claims, disputes or proceedings in respect of the Business IP have been settled by the Company at any time in the last 6 years.

          As far as the Sellers are aware there are no circumstances which might have an adverse effect on the Business IP or the Company's ownership of or rights in or use or exploitation of the Business IP anywhere in the world.

          The operations of the Business and the use or exploitation of the Business IP as carried on at Completion have not given rise to a liability to pay any compensation, nor have they given rise to any royalty or like payment obligation.

          No circumstances are known to the Sellers which will result in any liability to the Company, and there have not been any claims made to the Company from any person retained, commissioned, employed or otherwise engaged by the Companies or any of them, pursuant to section 40 of the Patents Act 1977 or equivalent legislation anywhere in the world.

C.9 Insurance

          The particulars of the insurance policies effected for the benefit of each of the Companies which are set out in the Disclosure Letter are complete and correct.

          All such insurance policies are currently in full force and effect and so far as the Sellers are aware nothing has been done or omitted to be done by the Company which could make any policy of insurance void or voidable and there is no claim outstanding under any such policy.

C.10 Data Protection

          The Company has notified registrable particulars under the Data Protection Act 1998 of all personal data held by it and:

          (a) have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

          (b) have paid all fees payable in respect of such notifications;

          (c) the contents of such notifications (copies of which are on the online searchable database of the Information Commissioner) are complete and accurate; and

          (d) there has been no unauthorised disclosure of personal data outside the terms of such notifications.

          No personal data have been transferred by the Company outside the European Economic Area.

          The Company has:

          (a) complied in all respects with the Data Protection Act 1998 and all regulations made thereunder; and

          (b) established the procedures necessary to ensure continued compliance with such legislation.

          The Company has not received any:

          (a) notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

          (b) claim for compensation for loss or unauthorised disclosure of data; or

          (c) notification of an application for rectification or erasure of personal data which application is still outstanding;

          and as far as the Sellers are aware there are no circumstances which may give rise to the giving of any such notice or the making of any such notification.

          The Company is not relying on the transitional exemptions for manual data under Schedule 8 of the Data Protection Act 1998.

C.11 Business names

The Company does not carry on business under a name other than the names set out in the Disclosure Letter.

C.12 No powers of attorney

The Company has not granted any power of attorney or similar authority which remains in force.

C.13 Information Technology

          The Disclosure Letter sets out the material details of the IT System.

          The Disclosure Letter sets out full and accurate details of the IT Contracts.

          The Company is the sole legal and beneficial owner of the IT System free from any encumbrances and enjoys exclusive and unrestricted use of the IT System.

          The IT Contracts are valid, binding and enforceable and no act or omission has occurred by the Company or so far as the Sellers are aware any person and so far as the Sellers are aware no circumstances exist which would constitute or give rise to a breach suspension, variation, revocation or termination of any IT Contract. The Company has not waived any breach by any other party nor has it received any notice of termination of any IT Contract.

          There are and have been in the past 3 years no claims, disputes or proceedings arising under any IT Contracts.

          None of the IT Contracts is liable to be terminated or otherwise materially affected, and nor will any other arrangements relating to the IT System (including without limitation its operation and maintenance and any amendments or modifications to it) be terminated or materially affected as a result of the transaction contemplated under this agreement and the IT System will continue to be available for use by the Company immediately following Completion and thereafter on substantially the same terms and conditions as prevailed immediately before Completion, without further action or payment by the Company.

          The Company has possession or control of the source code of all Software in the IT System, or has the right to gain access to such code under the terms of source code deposit agreements with the owners of rights in the relevant Software and reputable deposit agents, and relevant up to date source code has been placed in escrow in accordance with such agreements.

          The elements of the IT System:

          (a) are in good working order and functioning properly and in accordance with all material applicable specifications;

          (b) are being maintained and supported in accordance with good industry practice and are covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect;

          (c) are not materially defective in any respect;

          (d) so far as the Sellers are aware, do not contain any software virus and have not at any time been infected by any software virus or accessed by any unauthorised person;

          (e) include sufficient user information as to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

          (f) are protected by adequate security and disaster recovery arrangements which are annexed to the Disclosure Letter and which include arrangements to protect the confidentiality and integrity of all data stored therein and such arrangements comprise without limitation taking and storing back up copies (both on and off site) of the Software and any data in the IT Systems and following procedures for preventing the introduction of viruses to, and unauthorised access of, the IT Systems.

          The Company has not at any time experienced, and as far as the Sellers are aware no circumstances exist which are likely or expected to give rise to, any disruption in or to its operations or business as a result of:

          (a) any sub-standard performance or defect in any part of the IT System whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise; or

          (b) a breach of security in relation to any part of the IT System; and/or

          (c) any failure, interruption or defective operation of the IT System caused by the occurrence of processing of any date or dates.

          The IT System is capable of and is currently:

          (a) performing its functions in multiple currencies, including the euro;

          (b) as far as the Sellers are aware, satisfying all applicable legal requirements relating to the euro, including the conversion and rounding rules in EC Regulation 1103/97;

          (c) displaying and printing the generally accepted symbols for the euro and other currency; and

          (d) processing the generally accepted codes for the euro and any other currency.

          The Company has trained all relevant employees to operate the IT System effectively and as reasonably required to carry out their employment.

          The Company does not sell goods or services over the internet.

          All domain names used by the Company are listed in the Disclosure Letter and have been registered in the name of the Company with the appropriate domain name registrar, and the agreements for such domain names are valid, subsisting and enforceable.

          As far as the Sellers are aware no domain names have been registered by any person which are similar to any trade marks, service marks, domain names or business or trading names used, created or owned by the Company.

          The contents of any website owned, controlled or operated by the Company and all transactions conducted over the internet by the Company comply with all laws and regulations and codes of practice in any applicable jurisdiction.

D. TAXATION

Words and expressions defined in the Tax Deed shall have the same meaning herein, save that "Accounts" shall have the meaning given in Clause 1.1 of this Agreement.

D.1 General

          Tax returns

          In the past six years, all necessary information, notices, accounts, statements, reports, computations and returns which ought to have been made or given have been properly and duly submitted by the Company to the Inland Revenue, HM Customs & Excise and any other relevant taxation or excise authorities whether of the United Kingdom or elsewhere and all information, notices, computations and returns submitted to the Inland Revenue, HM Customs & Excise and such other authorities are true and materially accurate and are not the subject of any material dispute nor, so far as the Sellers are aware, are likely to become the subject of any material dispute with such authorities.

          Taxation liabilities

          All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as such taxation ought to have been paid) and without prejudice to the generality of the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

          Penalties and interest

          The Company has not within the past seven years paid or become liable to pay nor, so far as the Sellers are aware, are there any circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the Taxes Management Act 1970, VATA 1994 or otherwise.

          Investigations

          The Company has not within the past twelve months suffered any investigation audit or visit by the Inland Revenue, HM Customs & Excise, Department of Social Security, or any other Taxation or excise authority, and neither the Seller nor the Company is aware of any such investigation audit or visit planned for the next twelve months.

          Claims, elections, etc

All claims, disclaimers, elections, appeals or applications by the Company, the making of which has been taken into account in the Accounts, have been made and were and remain valid and the Company has retained all such records and information as may be requisite to enable any such claim to be made as a correct and complete claim.

D.2 Distributions and other payments

          The Company has not at any time since incorporation repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital.

          The Company has not at any time since incorporation capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI of the Taxes Act 1988) or passed or agreed to pass any resolution to do so.

          So far as the Sellers are aware, all rents, annual payments and other sums of an income nature paid or payable by the Company since the Accounts Date or which the Company is under an obligation to pay in the future are wholly allowable as deductions or charges in computing income for the purposes of Corporation Tax (or any corresponding Taxation on profits in any relevant foreign jurisdiction).

          Loan relationships

          All interest, discounts and premiums payable by the Company in respect of its loan relationships within the meaning of Chapter II of Part IV of the Finance Act 1996 are capable of being brought into account by the Company as a debit for the purposes of that Chapter as and to the extent that they are from time to time recognised in the Company's accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

          Stock dividends

The Company has not issued any share capital which is of a relevant class as defined in s.249(2) Taxes Act 1988 nor does the Company own any such share capital.

D.3 Capital allowances

          No balancing charge under the Capital Allowances Act 2001 (or other legislation relating to any capital allowances, including corresponding legislation in any relevant foreign jurisdiction) would be made on the Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

          No event has occurred since the Accounts Date otherwise than in the ordinary course of business by reason of which any balancing charge may fall to be made against or any disposal value may fall to be brought into account by the Company under the Capital Allowances Act 2001 (or other legislation relating to any capital allowances, including corresponding legislation in any relevant foreign jurisdiction).

          Leased assets

          The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from that Company and no election affecting the Company has been made or agreed to be made under the Capital Allowances Act 2001 in respect of any such asset.

          Short-life assets

The Company has not made any election under s.83 Capital Allowances Act 2001.

D.4 Capital gains

          Acquisition costs

          The book value shown in or adopted for the purpose of the Accounts as the value of each of the assets of the Company on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under s.38 TCGA 1992 (or any corresponding legislation in any relevant foreign jurisdiction).

          Claims for roll-over and hold-over of gains

          The Disclosure Letter sets out full particulars of all claims and elections made (or assumed in the Accounts to be made) under s.23, s.247, s.248, s.152 to s.158, s.161, s.162 or s.165 TCGA 1992 (indicating which claims are provisional) insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal after the Accounts Date by the Company of any of its assets, and indicates which assets (if any) so affected would not on disposal give rise to relief under Schedule 4 TCGA 1992.

          1982 Rebasing

          No election under s.35(5) TCGA 1992 has been made in relation to the Company, and the Accounts are prepared on the basis that no such election will be made.

          The Disclosure Letter gives the date of the first disposal (if any) made by the Company to which s.35 TCGA 1992 applies, and the period during which an election under subsection (6) of that section could be made in relation to the Company has not (and will not at Completion have) expired.

          No Company owns or has owned any asset on a disposal of which by it paragraph 2 of Schedule 3 TCGA 1992 could apply.

          Transactions not at arm's length

          The Company has not disposed of or acquired any asset in circumstances such that the provisions of s.17 TCGA 1992 could apply to such disposal or acquisition nor given or agreed to give any consideration to which s.128(2)(b) TCGA 1992 could apply.

          Gifts involving the Company

          The Company does not own or has not owned any shares on a disposal of which s.125(2) or (3) TCGA 1992 could apply nor received any asset by way of gift as mentioned in s.282 TCGA 1992.

          Disposal of debts

No chargeable gain will accrue to the Company on the disposal of any debt owed to it.

D.5 Employees

          Compensation for loss of office

          No Company is under an obligation to pay nor has it since the Accounts Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Corporation Tax (or any corresponding Taxation in any relevant foreign jurisdiction).

          Pension contributions

          So far as the Sellers are aware, since the Accounts Date the Company has not made any payment which may be wholly or partially disallowed as an expense or expense of management under s.112 Finance Act 1993 nor did any circumstances exist at the Accounts Date which could result in any payment made after that date being so disallowed.

          So far as the Sellers are aware, all options to acquire the Company's shares which have been granted qualify as enterprise management incentive options in accordance with Schedule 14 to the Finance Act 2000 or Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 and there are no reasons or circumstances which could result in the cessation of such qualification in respect of those options

          All holders and ex holders of options over shares in the capital of the Company have agreed to meet any secondary class 1 National Insurance contributions and all PAYE or withholding obligations which may arise in respect of such options.

D.6 Close companies

          No Company is or has been since 31st March, 1989 a close investment-holding company as defined by s.13A Taxes Act 1988.

          Close company distributions

          No distribution within s.418 Taxes Act 1988 has been made by the Company within the last seven years.

          Loans by close companies

No loan or advance made by or debt incurred to or assigned to the Company falling within the provisions of s.419 Taxes Act 1988 (as extended by s.422 thereof) is outstanding or has been waived since the Accounts Date.

D.7 Group relief

          There are and have been no claims for group relief or repayments of Tax to which the Company is or was a party for accounting periods ending in the six years before completion other than claims involving one of the Companies.

D.8 Groups of companies

          Group members

          No asset of the Company shall be deemed under s.179 TCGA 1992 to have been disposed of and reacquired by virtue of or in consequence of the entering into or performance of this agreement or any other event since the Accounts Date. The Company is not and never has been a member of a group of companies for any Taxation purpose whatsoever, other than with the Subsidiary.

          Intra-group transactions

No tax has been or may be assessed on the Company pursuant to s.190 TCGA 1992 (or any corresponding legislation in any relevant foreign jurisdiction) in respect of any chargeable gain accrued prior to the date of this agreement and the Company has not at any time within the period of seven years ending with the date of this agreement transferred any asset other than trading stock (including without limitation any transfer by way of share exchange within s.135 TCGA 1992) to the Company which at the time of disposal was a member of the same group (as defined in s.170 TCGA 1992) (or any corresponding legislation in any relevant foreign jurisdiction).

D.9 Premiums and sale and lease back of land

The Company has not entered into any transaction to which the provisions of s.34, s.35, s.36 or s.780 Taxes Act 1988 have been or could be applied.

D.10 Overseas interests

          Residence

          The Company is and has throughout the past seven years been resident for tax purposes in the country, state or jurisdiction in which it is incorporated and is not and has not been treated as resident in any other jurisdiction for any tax purpose.

          Treasury consent for migration of companies, etc.

          The Company has not carried out or caused or permitted to be carried out any of the transactions (i) specified at the relevant time in s.765(1) Taxes Act 1988 otherwise than with the prior consent of H.M. Treasury and (in the case of a special as opposed to general consent) or (ii) specified at the relevant time in s.765A Taxes Act 1988 without having duly provided the required information to the Board of Inland Revenue.

          Company migration without Treasury consent

          The Company has not ceased to be resident in the United Kingdom other than in pursuance of a Treasury consent under s.765 Taxes Act 1988 without previously satisfying the requirements of s.130(2) and (3) Finance Act 1988 and there are no circumstances by reason of which the Company could be liable to a penalty under s.131 Finance Act 1988 or be presumed by virtue of subsection (4) of that section to be so liable.

          Secondary liability for tax of migrating company

          No company (not being the Company) has ceased or will cease to be resident in the United Kingdom in circumstances such that a notice might be served on the Company under s.132 Finance Act 1988 by virtue of the relationship (as specified in paragraph (a) or (b) of subsection (3) of that section) of the Company with that company on or at any time prior to Completion.

          Secondary liability for tax of non-resident company

          No Company is or will become liable to tax under s.191 TCGA 1992 in respect of a disposal occurring on or before the date of this agreement.

          Controlled foreign companies and offshore funds

          The Company has not or in the past seven years has had any interest in a controlled foreign company as defined in Chapter IV Part XVII Taxes Act 1988 nor any material interest in an offshore fund as defined in s.759 Taxes Act 1988.

          Gains accruing to non-resident companies or trusts

          There has not accrued any gain in respect of which the Company may be liable to Corporation Tax by virtue of the provisions of s.13 or s.87 TCGA 1992.

          Unremittable overseas income and/or gains

          The Company has not either received or become entitled to any income which is unremittable "overseas income" within the meaning of s.584 Taxes Act 1988, no gain has accrued to the Company to which the provisions of s.279 TCGA 1992 could apply and the Company has not made any transfer to which s.723 Taxes Act 1988 could apply.

          Foreign Tax and Double Tax Treaties

          The Company which has been subject to any Taxation on its income, receipts, profits, gains or Events in any state, country or jurisdiction other than the jurisdiction in which it is incorporated is entitled to claim the benefit of any double taxation agreement or convention entered into between the country, state or jurisdiction in which it is incorporated and any other relevant country, state or jurisdiction.

          Foreign exchange and financial instruments

The Company has no qualifying assets, qualifying liabilities or currency contracts to which the provisions of Chapter II, Part II Finance Act 1993 apply or will or may apply; nor any interest rate or currency contracts or options to which the provisions of Chapter II, Part IV Finance Act 1994 apply or will or may apply.

D.11 Tax avoidance

          The Company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply:

          s.29 to s.34 TCGA 1992;

          s.116 or s.118 Taxes Act 1988;

          s.399 Taxes Act 1988;

          s.729 to s.746 or s.774 to s.787 in Part XVII Taxes Act 1988.

          The Company has not been a party to any transaction to which any of the following provisions have been or could be applied other than transactions in respect of which all Inland Revenue clearances have been obtained after disclosure of all material facts:

          s.139 TCGA 1992;

          s.135 or s.136 TCGA 1992;

          s. 140A or s.140C TCGA 1992;

          s.213 to s.218 Taxes Act 1988 and s.192 TCGA 1992;

          s.219 Taxes Act 1988;

          s.703 Taxes Act 1988;

          s.765 Taxes Act 1988;

          s.776 Taxes Act 1988.

          Transactions between persons under common control

          No transactions or arrangements involving the Company have taken place or are in existence which are such that any of the provisions of s.770 to s.773 Taxes Act 1988 have been or could be applied to them.

          Depreciatory transactions

          The Company has not been a party to any transaction to which the provisions of s.176 or s.177 TCGA 1992 have been or could be applied.

          Reconstruction of transactions

          The Company has not been involved in any transaction or series of transactions which, or any part of which, may for any tax purposes be disregarded or reconstructed by reason of any motive to avoid, reduce or delay a possible liability to tax.

          Interest on debts between associated companies

          The Company has not had any interest in any debt to which any of the provisions of s.61 to s.66 Finance Act 1993 have applied.

          Pension scheme refunds

Since the Accounts Date no payment has been made to the Company to which s.601 Taxes Act 1988 applies.

D.12 Stamp duty and stamp duty reserve tax

          Stamp duty

          All documents in the enforcement of which the Company may be interested and which are liable to stamp duty (or any corresponding Taxation in any foreign jurisdiction) have been duly stamped.

          Stamp duty reserve tax

          The Company has not since the Accounts Date incurred any liability to or been accountable for any stamp duty reserve tax (or any corresponding Taxation in any foreign jurisdiction) and there has been no conditional agreement within s.87(1) Finance Act 1986 which could lead to the Company incurring such a liability or becoming so accountable.

          Depositary receipts and clearance services

The Company is not nor has been a person falling within subsections (6) (7) or (8) of s.67 or of s.70 Finance Act 1986, nor has it given or become obliged to give any notification under s.68 or s.71 Finance Act 1986 and the Company has not incurred any liability to stamp duty reserve tax under s.93 to s.97 Finance Act 1986.

D.13 Value Added Tax

          Registration

          The Company is duly registered for the purposes of Value Added Tax (or any corresponding Taxation in any foreign jurisdiction) with quarterly prescribed accounting periods and no such registration is pursuant to paragraph 2 of Schedule 1 to VATA 1994 or subject to any conditions imposed by or agreed with HM Customs & Excise and no Company is (nor are there any circumstances by virtue of which it may become) under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

          VAT group

          The Company is not nor has been treated for Value Added Tax (or any corresponding Taxation in any foreign jurisdiction) purposes as a member of any group of companies (other than a group comprising the Companies alone) and there has been no transfer of a business as a going concern in respect of which the Company could become, or has at any time since the Accounts Date been, liable under s.44 VATA 1994 or any supply of goods or services by the Company in respect of which s.43(1) VATA 1994 is disapplied by sub-section (1A) of that section. No application under s.43(5) involving the Company has been refused by HM Customs & Excise under sub-section (5A) for the protection of the revenue. No direction has been given under paragraph 1 of Schedule 9A to VATA either to the Company or in circumstances where the Company may be liable for any Value Added Tax assessed by that direction.

          Secondary liability

          No act or transaction has been effected in consequence of which the Company is or may be held liable for any Value Added Tax under s.47, s.48 or s.55 VATA 1994 (agents etc., tax representatives and customer accounting) or s.29 VATA 1994 (self-billing) and no direction affecting the Company has been given under paragraph 2 of Schedule 6 to VATA 1994.

          Compliance

          The Company has complied with all statutory provisions, rules, regulations, orders and directions concerning Value Added Tax including the making on time of accurate returns and payments and the proper maintenance and preservation of records and the Company has not been given any penalty liability notice within s.64 VATA 1994, any surcharge liability notice within s.59 of that Act, or any written warning within s.76(2) of that Act.

          Exemption

          The Company is not nor was partially exempt in its current or preceding value added tax year and there are no circumstances by reason of which the Company might not be entitled to credit for all Value Added Tax (or any corresponding Taxation in any foreign jurisdiction) chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it since the beginning of its earliest value added tax year to include a period since the Accounts Date and there are no circumstances by reason of which Regulation 107 Value Added Tax Regulations 1995 might apply (or has since the Accounts Date applied) to the Company.

          Valuation

          No direction has been or could have been made to the Company under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to VATA 1994.

          Security

          The Company has not at any time been required to give security under paragraph 4 of Schedule 11 to VATA 1994.

          Option to charge VAT on supplies by the Companies

          The Disclosure Letter contains full particulars of all elections to waive exemption made or agreed to be made under Schedule 10 to VATA 1994 by (i) a Company or (ii) any person in relation to which a Company is a relevant associate as defined in paragraph 3(7) of that Schedule, and in no case has a Company charged Value Added Tax, whether on rents or otherwise, which is not properly chargeable because the Company has not made an election to waive exemption having effect in relation to the relevant supply.

          Landlords able to charge a Company VAT

          The Company is not bound nor has agreed to become bound by any lease, tenancy or licence in the case of which under its terms or by statute the Company is or could become liable to pay an amount in respect of Value Added Tax chargeable as a result of the making of an election to waive exemption under Schedule 10 to VATA 1994.

          Capital Goods Scheme

          In the case of each capital item (if any) within the meaning of Part XV of the Value Added Tax Regulations 1995 ("Part XV") in relation to which a liability under Part XV has arisen or could in future arise on the Company, the Disclosure Letter sets out:

          (a) full and accurate particulars of past adjustments under Part XV; and

          (b) full and accurate particulars of all matters to date which could be relevant in determining future adjustments under Part XV.

          Ability to opt to tax

          There is no land or building in which the Company has an interest and in relation to which any exempt supply has been made or agreed to be made by it such that paragraph 3(9) of Schedule 10 to VATA 1994 could require it to obtain permission before making an election to waive exemption and there is no land or building in which the Company has an interest where any election to waive exemption is or may become ineffective by virtue of paragraph 2(3A) of that Schedule.

          Interest in the case of official error and repayment supplement

          The Disclosure Letter contains full particulars of all claims which have been or could be made by a Company under s.78 or s.79 VATA 1994.

          Bad debt relief

The Company has not obtained credit for any input tax which the Company could be treated as not being entitled to pursuant to section 36 (4A) VATA 1994.

D.14 Inheritance Tax

          No transfer of value (as defined by the Inheritance Tax Act 1984) or disposal by way of gift (within the meaning of s.102 Finance Act 1986) has at any time been made by or to the Company, and there are no other circumstances by reason of which any liability in respect of Inheritance Tax has arisen or could arise on the Company.

          No Inland Revenue Charge (as defined in s.237 Inheritance Tax Act 1984) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company and no circumstances exist which could lead to any such charge arising in the future.

          There are not in existence any circumstances whereby any such power as is mentioned in s.212(1) Inheritance Tax Act 1984 could be exercised in relation to any shares, securities or assets of the Company.

D.15 Payments equivalent to Taxation

          The Company has not entered into any indemnity, guarantee or covenant under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person's liability to Taxation.

          The Company is not liable, nor has any event or omission occurred in consequence of which it could at any time become liable, to make a payment to any person as a result of the discharge by that person of any liability of that Company to Taxation incurred on or before Completion.

D.16 Position since Accounts Date

Since the Accounts Date:

          the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on it other than Taxation in respect of normal trading income or receipts of that Company arising from transactions entered into by it in the ordinary course of business;

          no payment has been made by the Company which will not be deductible for the purposes of corporation tax (or any equivalent Taxation in any foreign jurisdiction), either in computing the profits of that Company or in computing the tax chargeable on it;

          the Company has not been involved in any transaction otherwise than on arm's length terms;

          no disposal has taken place or other event occurred which has given or may give rise to a liability to Taxation which, if such disposal or event had been planned or predicted at the Accounts Date should have been reflected in the provision for deferred Taxation contained in the Accounts; and

          no accounting period (as defined in Section 12 of the Taxes Act 1988) of the Company has ended as referred to in Section 12(3) of the Taxes Act 1988.

D.17 Transfer pricing

          No transactions or arrangements involving the Company have taken place or are in existence which are such that any of the provisions of Schedule 28 AA Taxes Act 1988 (or any equivalent Taxation in any foreign jurisdiction), have been or could be applied to them.

D.18 Liability for tax primarily due from another person

          So far as the Sellers are aware, no Event has occurred in consequence of which the Company is or may be held liable for any Taxation or deprived of any Relief otherwise available to it or may be otherwise held liable for any Taxation primarily chargeable against some other company or person (whether by reason of any such other company being or having been a member of the same group of companies or otherwise).

          So far as the Sellers are aware, the Company has not since the Accounts Date made any payment in respect of Taxation primarily chargeable against some other company or person.

E. PROPERTIES

Part 1

E.1 Title

          The Properties are the only properties owned, controlled, used or occupied by the Company and all deeds and documents necessary to prove title to each Property are in the possession of the relevant company in question or are the subject of acknowledgements for production and have been produced to the Purchaser.

          The Company is the legal and beneficial owner in possession of the first, second third and fifth Properties listed in Schedule 4 and is in exclusive occupation of the relevant Property or Properties and has a good and marketable title to it.

          The information given in Schedule 4 is complete and accurate in all respects.

E.2 Encumbrances

Each Property is free from any financial encumbrance (including, without limitation, any debenture, mortgage, charge, rent-charge, lien or deposit by way of security or other encumbrance securing the repayment of monies or other obligations or liability) or any agreement or commitment to create any of the foregoing.

E.3 Planning

The present use of each Property is that set out in Schedule 4.

E.4 Leases

          The persons in whom any superior interests were vested, both at the date of the grant of the lease under which the Company holds the relevant leasehold Property and at the date of the grant of each superior lease, had at those dates good title to grant the lease and any superior lease, and all consents necessary to the grant of the lease and any superior lease were obtained.

          The receipt for payment of rent which fell due immediately prior to the date hereof in relation to any of the leases of the Properties is unqualified.

E.5 Contingent property liabilities

          The Company is not a guarantor of the tenant's covenants in any lease and in particular the Company has not entered into an authorised guarantee agreement under the Landlord & Tenant (Covenants) Act 1995, s16 in respect of any property.

          The Company has not surrendered the lease of any leasehold property to the reversioner without first investigating the reversioner's title and without receiving from the reversioner an absolute release from the tenant's covenants in the relevant lease and from all liability arising under the lease.

          The Company has not assigned or transferred any leasehold property of which it was the original tenant or in respect of which it entered into a covenant with the landlord to observe and perform the tenant's covenants under that lease without receiving a full and effective indemnity (a copy of which is annexed to the Disclosure Letter) in respect of its liability under that lease or assigned or otherwise disposed of any leasehold property in such a way that it retains any other residual liability in respect thereof

          The Company has not conveyed or transferred any freehold property in respect of which it entered into any covenant (including an indemnity covenant) which continues to bind it without having received a full and effective indemnity (a copy of which is annexed to the Disclosure Letter) in respect of its liability under that covenant.

E.6 Replies to Enquiries

Replies to all enquiries before contract in respect of the Properties raised by the Purchaser's Solicitors in writing or in correspondence with the Sellers' Solicitors were given and are now correct and not misleading in any material respect.

Part 2

E.1 Title

          So far as the Sellers are aware, the Moleseye Property is the only property owned, controlled, used or occupied by the Subsidiary and all deeds and documents necessary to prove title to the Moleseye Property are in the possession of the Subsidiary or are the subject of acknowledgements for production and have been produced to the Purchaser.

          So far as the Sellers are aware, the Subsidiary is the legal and beneficial owner in possession of the fourth Property listed in Schedule 4, and is in exclusive occupation of the Moleseye Property and has a good and marketable title to it.

          So far as the Sellers are aware, the information given in Schedule 4 is complete and accurate in all respects.

E.2 Encumbrances

So far as the Sellers are aware, the Moleseye Property is free from any financial encumbrance (including, without limitation, any debenture, mortgage, charge, rent-charge, lien or deposit by way of security or other encumbrance securing the repayment of monies or other obligations or liability) or any agreement or commitment to create any of the foregoing.

E.3 Planning

So far as the Sellers are aware, the present use of the Moleseye Property is that set out in Schedule 4.

E.4 Leases

          So far as the Sellers are aware, the persons in whom any superior interests were vested, both at the date of the grant of the lease under which the Subsidiary holds the Moleseye Property and at the date of the grant of each superior lease, had at those dates good title to grant the lease and any superior lease, and all consents necessary to the grant of the lease and any superior lease were obtained.

          So far as the Sellers are aware, the receipt for payment of rent which fell due immediately prior to the date hereof in relation to the lease of the Moleseye Property is unqualified.

E.5 Contingent property liabilities

          So far as the Sellers are aware, the Subsidiary is not a guarantor of the tenant's covenants in any lease and in particular none of the Companies has entered into an authorised guarantee agreement under the Landlord & Tenant (Covenants) Act 1995, s16 in respect of any property.

          So far as the Sellers are aware, the Subsidiary has not surrendered the lease of any leasehold property to the reversioner without first investigating the reversioner's title and without receiving from the reversioner an absolute release from the tenant's covenants in the relevant lease and from all liability arising under the lease.

          So far as the Sellers are aware, the Subsidiary has not assigned or transferred any leasehold property of which it was the original tenant or in respect of which it entered into a covenant with the landlord to observe and perform the tenant's covenants under that lease without receiving a full and effective indemnity (a copy of which is annexed to the Disclosure Letter) in respect of its liability under that lease or assigned or otherwise disposed of any leasehold property in such a way that it retains any other residual liability in respect thereof

          So far as the Sellers are aware, the Subsidiary has not conveyed or transferred any freehold property in respect of which it entered into any covenant (including an indemnity covenant) which continues to bind it without having received a full and effective indemnity (a copy of which is annexed to the Disclosure Letter) in respect of its liability under that covenant.

E.6 Replies to Enquiries

So far as the Sellers are aware, replies to all enquiries before contract in respect of the Moleseye Property raised by the Purchaser's Solicitors in writing or in correspondence with the Sellers' Solicitors were given and are now correct and not misleading in any material respect.

F. EMPLOYEES

F.1 Interpretation

In this paragraph:

"Approved" means approved by the Board of Inland Revenue as an exempt approved scheme (within the meaning of section 592 of the Income and Corporation Taxes Act 1988) and "Approval" has the corresponding meaning;

"Employee" includes any person who is a director, officer or employee of the Company (whether or not he has entered into or works under a written, service agreement, contract of employment or letter of appointment) and "Employees" shall include and be a reference to each and every Employee;

"money purchase benefits" has the same meaning as in the Pension Schemes Act 1993;

"retirement/death/disability benefit" means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the Employee in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, an Employee;

"trade dispute" and "trade union" have the same meanings as in the Trade Union and Labour Relations (Consolidation) Act 1992;

F.2 Particulars disclosed

The Disclosure Letter contains full and accurate particulars of the following:

Employees

            the names, dates of birth, date of commencement of employment and period of continuous employment for each Employee;

            of any offer made to any person who has accepted an offer of employment made by the Company but whose employment has not yet started and of any outstanding offer of employment made to any person by the Company;

            the current terms and conditions of employment (including salary, profit sharing, commission, bonus arrangements, normal hours of work, holidays, sick pay, cars or car allowances, share or stock options and any and all other benefits or emoluments whether contractual or discretionary) of all Employees;

            the names and the terms of appointment of all officers of the Company including details of all fees, bonuses, commissions and benefits paid or provided to them whether contractual or discretionary;

            any agreement or arrangement for the provision of consultancy services or the supply of personnel or labour to the Company and of the terms applicable to the secondment to the Company of any person;

            the constitution of any body of employee representatives, staff association, staff/employee committee or the like which represents the views of any of the Employees; and

            any staff handbook and/or employee policies, procedures and standing instructions affecting any Employee.

F.3 Employees and terms and conditions of employment

          On Completion the Company will not employ or have any obligation to employ or have seconded to it any person other than the Employees, whose names and details have been disclosed pursuant to paragraph F.2(a) and (b).

          No Employee of the Company has given, or has been given, notice of termination of his/her employment or has indicated so far as the Sellers are aware an intention to terminate his employment.

          No person formerly employed by the Company was dismissed by the Company or resigned without providing the Company notice in each case during the period of 12 months ending with the date of this Agreement.

          There is no arrangement in operation by or in relation to the Company under which any Employee or other person is entitled to remuneration of any sort (including, without limitation, bonus, commission or profit sharing) by reference to the turnover, profits or performance of the whole or any part of the business of the Company and no such arrangement has been operated on a customary or discretionary basis.

          The Company has not agreed to change or vary the terms and conditions of employment of any Employee and no proposal, assurance or commitment has been communicated to any Employee regarding any change to his terms of employment (or terms of appointment or engagement in the case of officers and consultants) or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced in relation to any such matter.

          All subsisting contracts of employment with employees and any other agreements as mentioned in paragraph F.2 to which the Company is a party are terminable by it on three months' notice or less without compensation (other than compensation pursuant to Part X of the Employment Rights Act l996).

          The Company has no liability to any Employee or former employee of the Company, to any appropriate representative of any such Employee or former employee or to any person or company providing consultancy services to pay compensation, damages, a redundancy payment, a protective award, a severance payment or any other payment or award or is under any obligation to provide or continue any benefit (including the provision of a reference) in each case either pursuant to, or as a consequence of failing to comply with any statute, regulation or agreement (including a settlement, compromise or COT3 agreement) and no such sums have been paid or benefits provided (whether pursuant to a legal obligation or ex gratia) within the period of 12 month ending on the date of this Agreement.

          There is no term of employment for any Employee which provides that a change of control of the Company shall entitle the Employee to: (a) treat the change of control as amounting to a breach of the contract; (b) any payment or benefit whatsoever; or (c) treat himself as redundant, dismissed or released from any obligation.

          The Company has no obligation to make any payment to any Employee in the event of the Employee's redundancy in excess of the applicable statutory redundancy payment and the Company has not operated any discretionary practice of making any such excess payments.

          Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments which are not yet due for payment, no sum is owing or promised to any Employee or consultant of the Company.

          The Company has not made any loan or advance, or provided any financial assistance to any Employee or any past or prospective employee of the Company, which is outstanding.

          No change has been made in the rate of the emoluments of any Employee of the Company within the period of 6 months ending with the date of this Agreement.

F.4 Disputes

          The Company has complied with all orders, declarations and awards made by any court, tribunal, ombudsman or regulatory authority whether under any statute, regulation, agreement or otherwise and with any Codes of Practice, recommendations, declarations or orders made by the Advisory Conciliation and Arbitration Service and/or the Central Arbitration Committee and the Company has in all material respects complied with its obligations to applicants for employment, its Employees, former employees and any relevant trade union and/or employee representatives.

          The Company has complied with the Working Time Regulations 1998.

          The Company does not have any shadow director within the meaning of section 741 Companies Act 1985.

          In the past three years, no claim in relation to the Employees or the former employees of the Company has been made or threatened against the Company or against any person whom the Company or the Sellers are or may be liable to compensate or indemnify.

          No enquiry or investigation affecting the Company has been made or, so far as the Sellers are aware, threatened by the Commission for Racial Equality, the Equal Opportunities Commission, the Health and Safety Executive, the Disability Rights Commission, the Occupational Pensions Advisory Service, the Pensions Ombudsman or the Occupational Pensions Regulatory Authority in respect of any act, event, omission or other matter arising out of or in connection with:

          (a) any application for employment by any person;

          (b) the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person:

          the Sellers are not aware of any circumstance which may give rise to any such claim or investigation.

          There is not, and during the 12 months preceding the date of this agreement there has not been, any industrial action affecting the Company and the Sellers are not aware of any circumstance which might give rise to industrial action.

          No Employee has within a period of five years ending on the date of this Agreement been involved in any criminal proceedings relating to the business of the Company and the Sellers are not aware of any circumstances which are likely to give rise to any such proceedings.

F.5 Collective matters

          The Company has not recognised a trade union and no application has been made to the Company or the Central Arbitration Committee seeking recognition of any trade union in relation to any or all of the Employees.

          The Company is not a party to any collective agreement, dismissal procedures agreement, union membership agreement, trade dispute or proceedings before any court or tribunal and the Sellers are not aware of any circumstance which might give rise to the Company becoming a party to any such agreement or becoming involved in any such dispute or proceedings.

          During the period of twelve months ending on the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any trade union or employee representatives under Chapter II, Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 and the Company has not failed to comply with any obligation under that Act.

F.6 Pensions

          The Company is not and never has been a party to any agreement or arrangement (other than the Pension Schemes) for the provision of any relevant benefits (as defined in Section 612(1) of ICTA, with the omission of the exception in that definition) for any person.

          The Company has no obligation to contribute to any personal pension scheme (as defined in Section 630 of ICTA) or the Pension Schemes or to any other arrangement for the provision of retirement or death, sickness or disability benefits in respect of any Employee or former employee.

          Material copies of the documents containing the provisions currently governing the Pension Schemes have been delivered to the Purchaser.

          The Company has paid to the Pension Schemes all amounts due to be paid to the Pension Schemes by the Company in accordance with the time limits set out under the Pensions Act 1995 and in accordance with the provisions of the Pension Schemes.

          All death in service benefits which may be payable under the Pension Schemes are fully insured and all premiums by way of insurance which are payable in respect of the Pension Schemes by the Company have been duly paid to the relevant insurance company.

          The SSAS is approved as an exempt approved scheme (within the meaning of Chapter I of Part XIV of ICTA) and nothing has been done or omitted to be done which will or may result in the SSAS ceasing to be approved as an exempt approved scheme and there are no circumstances which could result in such exempt approved status being withdrawn.

          The Company is not providing and has not at any time provided ex gratia pensions or other like payments for any Employee or former employee or any dependant of any such person.

          All benefits under the Pension Schemes (other than those which are fully insured) are provided on a money purchase basis and there is no obligation (other than in the case of those benefits which are fully insured) to provide any specified level of benefits.

          The Company has complied with all the requirements to consult, designate and facilitate access to a stakeholder pension scheme pursuant to the Welfare Reform and Pensions Act 1999.

          Neither of the Pension Schemes is contracted-out of the State second pension.

          The Pension Schemes have at all times complied with the provisions of all relevant statutes, regulations and requirements and have been administered in accordance with the governing documentation and general trust law.

          In respect of the Pension Schemes, there are no claims or actions in progress nor, so far as the Sellers are aware, pending, threatened or anticipated.

          Neither the Seller nor the Company has given any indemnity to any person in connection with the Pension Schemes except as stated in the documentation governing such schemes.

          SCHEDULE 6
          THE PURCHASER'S WARRANTIES

                The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and the other documents which are to be executed by the Purchaser at Completion (the "Purchaser's Completion Documents").

                This Agreement constitutes, and the Purchaser's Completion Documents will when executed by the Purchaser constitute, valid and binding obligations of the Purchaser in accordance with their respective terms.

                The Purchaser is acting as principal and not as agent or broker for any other person and, save as previously disclosed in writing to the seller, immediately following its purchase of the shares no person other than the Purchaser will be interested in the shares. For the purposes of this paragraph the word "interested" shall bear the same meaning as in Part VI of the Act.

                The Purchaser has immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement and the Completion Documents (assuming that the Sellers are not in breach of its obligations thereunder).

SCHEDULE 7
COMPLETION BALANCE SHEET

A. PREPARATION OF THE COMPLETION BALANCE SHEET

(1) As soon as reasonably practicable and by no later than 90 days following Completion, the Purchaser shall procure that the Companies prepare and deliver to the Sellers a draft consolidated balance sheet of the Companies as at Completion (the "Draft Completion Balance Sheet"). The Draft Completion Balance Sheet shall be prepared in the form and include the items shown at part B of this Schedule and in accordance with the following:

(a) subject to paragraph (d) below, the accounting policies and practices used in the preparation of the Accounts;

(b) to the extent not inconsistent with (d), UK GAAP in force at the Accounts Date;

(c) consolidated accounts shall be prepared using the acquisition method of consolidation including results of all subsidiary undertakings from the date of acquisition; and

(d) the specific policies set out in part C of this Schedule.

(2) Within 28 days of delivery to the Sellers of the Draft Completion Balance Sheet, the Sellers shall notify the Purchaser in writing of any item or items they wish to dispute together with the reasons for such dispute and a list of proposed adjustments. If, by the expiry of such 28 day period, no such notice is received by the Purchaser or the Sellers have notified the Purchaser that there are no items they wish to dispute, the Draft Completion Balance Sheet shall constitute the Completion Balance Sheet for the purposes of this agreement.

(3) If notice is received by the Purchaser under paragraph (2), the Sellers and the Purchaser shall attempt to agree in writing the item or items disputed by the Sellers and any other item or items which, following receipt of notice of the items disputed by the Sellers, the Purchaser notifies the Sellers that it wishes to adjust. If such item or items are not agreed in writing between the Sellers and the Purchaser within 35 days of the delivery to the Sellers of the Draft Completion Balance Sheet, the item or items in dispute shall be determined by:

(a) such firm of chartered accountants as the parties may agree in writing; or

(b) failing agreement on the identity of the firm of chartered accountants within a further 7 days from the expiry of the period of 35 days referred to above, such firm of chartered accountants as shall be appointed for this purpose on the application of the Sellers or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales.

(c) The Draft Completion Balance Sheet, adjusted to reflect the item or items as agreed between the Sellers and the Purchaser in writing in accordance with this subclause or as determined by the accountants (the "Accountants") appointed under this subclause, shall constitute the Completion Balance Sheet for the purposes of this agreement.

(4) The Accountants shall act on the following basis:

(a) the Accountants shall act as experts and not as arbitrators;

(b) the items or items in dispute shall be notified to the Accountants in writing by the Sellers and/or the Purchaser within 14 days of the Accountants' appointment;

(c) their terms of reference shall be to determine the amount of the item or items in dispute (taking into account the provisions of this agreement relating to the form and content of the Completion Balance Sheet and calculation of Net Assets) within 28 days of receipt of notice pursuant to paragraph (b);

(d) the Accountants shall decide the procedure to be followed in the determination;

(e) the Sellers and the Purchaser shall each provide (and to the extent they are reasonably able shall procure that their respective accountants and the Purchaser shall procure that the Companies provide) the Accountants promptly with all information which they reasonably require and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information and on the accounting and other records of the Companies;

(d) the determination of the Accountants shall (in the absence of manifest error) be final and binding on the parties; and

(e) the costs of the determination, including fees and expenses of the Accountants shall be borne equally as between the Sellers on the one hand and the Purchaser on the other hand.

(5) The Sellers shall provide the Purchaser and the Purchaser's Accountants with all information, assistance and access to books and records of account, documents, files and papers and information stored electronically which they reasonably require for the purposes of this Schedule. The Purchaser shall and shall procure that the Companies and that the Purchaser's Accountants shall provide the Sellers and the Sellers' Accountants with all information, assistance and access to books and records of account, documents, files, papers and information stored electronically which they may reasonably require for the purposes of this Schedule.

B. PROFORMA COMPLETION BALANCE SHEET
The Companies
Fixed assets:
short leasehold
Plant and equipment
fixtures
plant owned
vehicles
IT
Stock
Investments:
subsidiaries
Debtors:
Trade
Other
prepayments
Cash
Creditors:
Trade
inter-company balances
Taxation
accruals & other creditors (including deferred income)
Moleseye phantom stock liability (including employers' NICs) save to the extent covered in taxation
Liabilities arising due to exercise of the options by the Optionholders
Alan McMaster's liability save to the extent covered in taxation
Miscellaneous liabilities
Net assets	₤

C. SPECIFIC POLICIES FOR PREPARATION OF THE

COMPLETION BALANCE SHEET

1. Cash will be included in the Completion Balance Sheet for the purposes of calculating the Net Assets.

2. For the avoidance of doubt in connection with the preparation of the Completion Balance Sheet, it is understood that any debt due and payable to the Company on the date of Completion and not collected within 90 days after Completion will be deducted from the Net Asset Value and will be assigned without consideration to the Sellers, save that the following debts shall not be subject to this provision:

Prime Contractor Name	Inv. No.	Inv. Date	Amount
BCEOM	SIN008255	30/03/2004	23,817.00
High Point Rendel	SIN008144	27/02/2004	800.00
High Point Rendel	SIN008291	31/03/2004	5,076.66
High Point Rendel	SIN008412	30/04/2004	19,762.50
High Point Rendel	SIN008529	25/06/2004	7,923.79
High Point Rendel	SIN008530	25/06/2004`	4,635.60
TOTAL EXCLUDING VAT			₤62,015.55

3. The aggregate exercise price paid by the Optionholders upon the exercise of their options shall be deducted from the value of the Net Assets.

4. Full provision shall be made for the cost of shadow options including PAYE and employees' national insurance contributions deducted from the amount paid to the optionholders, and employer's national insurance thereon.

5. Provision in the amount of ₤8,390 shall be made for the cost to the Company of certain property liabilities in respect of anticipated dilapidation costs.

Executed as a Deed and Delivered by Lucien d'Sa in the presence of:	) )	/s/ Lucien d'Sa
Signature of Witness:		/s/ P. J. WOOD
Name of Witness		PETER WOOD
Address of Witness		1 PARK ROW, LEEDS LS1 5AB
Occupation of Witness		SOLICITOR

Executed as a Deed and Delivered by Antony McNeillis in the presence of:	) )	/s/ Antony McNeillis
Signature of Witness:		/s/ P. J. WOOD
Name of Witness		PETER WOOD
Address of Witness		AS ABOVE
Occupation of Witness		AS ABOVE

Executed as a Deed and Delivered by Chris Megan in the presence of:	) ) )	/s/ Chris Megan
Signature of Witness:		/s/ P. J. WOOD
Name of Witness		PETER WOOD
Address of Witness		AS ABOVE
Occupation of Witness		AS ABOVE

Executed as a Deed and Delivered by MAPINFO UK LIMITED acting by:	) )	/s/ Mark Cattini
Director /s/ David Flower
Director/Secretary